Exhibit 10.4

MASTER OPTION AGREEMENT

MILLROSE PROPERTIES, INC.,

a Maryland corporation

and

MILLROSE PROPERTIES HOLDINGS, LLC.,

a Delaware limited liability Company

(collectively “Owner”)

and

U.S. HOME, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

(“Builder”)

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	6.3	Repair	15
	6.4	Sales Reporting	15
	6.5	Additional Obligations	15
	6.6	Declaration	16
	6.7	Financing Districts	17

7.	PROPERTY DOCUMENTS		17
	7.1	Common Areas	17
	7.2	Power of Attorney	18

8.	INSURANCE		18

9.	INDEMNITY		18
	9.1	Property Indemnity	18
	9.2	Representations and Warranties Indemnity	20
	9.3	Release	20

10.	ESCROW		21

11.	ASSIGNMENT TO OWNER		21

12.	COOPERATION		22

13.	TITLE: CONDITION OF TITLE		22
	13.1	Condition of Title	22
	13.2	Excluded Homesites	23
	13.3	Deed	23

14.	PROPERTY CONDITION		24

15.	COMMISSIONS		25

16.	REGULATORY MATTERS		25
	16.1	Interstate Land Sales Full Disclosure Act	25
	16.2	State Subdivided Lands Act	25
	16.3	Moratorium	26
	16.4	Environmental Laws	26

17.	DEFAULT AND REMEDIES		27
	17.1	Default	27
	17.2	Remedies	28
	17.3	Termination of Option	29
	17.4	Default Interest	29
	17.5	Waiver	29

18.	REPRESENTATIONS AND WARRANTIES OF OWNER		29
	18.1	Authority	29
	18.2	Individual Authority	30
	18.3	No Liens	30
	18.4	Litigation	30
	18.5	Patriot Act Compliance	30
	18.6	Financial Condition	30
	18.7	No Conflicts	30

19.	REPRESENTATIONS AND WARRANTIES OF BUILDER		31
	19.1	Authority	31
	19.2	Individual Authority	31
	19.3	Litigation	31
	19.4	Due Diligence	31
	19.5	Patriot Act Compliance	31
	19.6	Financial Condition	31
	19.7	No Conflicts	32

20.	CONDEMNATION		32

21.	MODELS HOMES		32

22.	UTILITY DEPOSITS		33

23.	MISCELLANEOUS		33
	23.1	Notices	33
	23.2	Memorandum of Option and Termination	34
	23.3	Interpretation	34
	23.4	Successors and Assigns	34
	23.5	No Partnership	35
	23.6	Entire Agreement	35
	23.7	Further Documents	35
	23.8	Incorporation of Exhibits and Schedules	35
	23.9	Date of Performance	35
	23.10	Builder’s Interest	35
	23.11	Survival	36
	23.12	Time of the Essence	36
	23.13	Governing Law	36

23.14	No Third Party Beneficiary	36
23.15	Counterparts	36
23.16	Recharacterization	36
23.17	Subordination Agreement	37
23.18	Exculpation and Waiver	38
23.19	Impact of Force Majeure Events	38
23.20	Waiver of Breaches	38
23.21	Waiver of Jury Trial	39
23.22	Confidentiality	39
23.23	Partial Invalidity	40

TABLE OF EXHIBITS

EXHIBIT “A”	FORM OF NOMINATION AGREEMENT
EXHIBIT “B”	FORM OF BUILDER PURCHASE AGREEMENT
EXHIBIT “C”	FORM OF ADDENDUM
EXHIBIT “D”	VERTICAL CONSTRUCTION TERMS
EXHIBIT “E”	FORM OF POWER OF ATTORNEY
EXHIBIT “F”	INSURANCE REQUIREMENTS
EXHIBIT “G”	MEMORANDUM OF OPTION AGREEMENT
EXHIBIT “H”	NOTICE OF TERMINATION OF OPTION

v

MASTER OPTION AGREEMENT

THIS MASTER OPTION AGREEMENT (together with all schedules, exhibits and “Addenda” (as defined below) hereto, the “Agreement”) is entered into as of [____], 2024 (the “Agreement Date”), by and between MILLROSE PROPERTIES, INC., a Maryland corporation (“MPI”), and Millrose Properties Holdings, LLC, a Delaware limited liability company (“MPHL”) (MPI and MPHL are collectively “Owner”), and U.S. HOME, LLC, a Delaware limited liability company (“Builder”).

RECITALS

A. Builder is a wholly owned subsidiary of Lennar Corporation, a Delaware corporation (“Parent”). Builder and Owner previously executed that certain Master Program Agreement, dated [_______], 2024 (the “Master Agreement”). Capitalized terms not defined herein have the meaning given in the Master Agreement. Pursuant to the Master Agreement, Builder and Owner are utilizing the Homesite Option Purchase Platform (the “HOPP’R”) and have established the Program (as defined in the Master Agreement).

B. Builder and its respective affiliates, divisions, and subsidiaries (collectively, the “Builder Parties”) are in the business of acquiring land through purchase and sale agreements with landowners (each as set forth in the applicable Addendum (defined below), an “Underlying Purchase Agreement”) and developing residences thereon for retail sale to the homebuying public. Owner and affiliates of Owner (collectively, the “Owner Parties”) are in the business of acquiring residential land and related rights and granting homebuilders the option to acquire homesites on such land in phases. For purposes of this Agreement, “Seller” or “Sellers” shall refer to the third-party counterparty to such Underlying Purchase Agreement(s), as set forth in the Addendum.

C. The Owner Parties have previously acquired the Initial Properties. Each Property shall be made subject to this Agreement pursuant to an Addendum executed by the applicable Owner Party and Builder Party. Concurrently with the execution of this Agreement, the applicable Owner Parties and Builder Parties are executing an Addendum with respect to each such Initial Property.

D. In accordance with the Master Agreement, Builder may from time-to-time present Owner with a Proposed Project Report with respect to Proposed Projects. Pursuant to the terms hereof, Proposed Projects shall, upon satisfaction of the conditions set forth in this Agreement, be admitted and become subject to this Agreement as a “Property” and, collectively, as the “Properties”. For avoidance of doubt, the terms Property and Properties shall refer to: (i) all of the Initial Properties; and (ii) additional land hereafter acquired by an Owner Party pursuant to this Agreement (“Future Properties”). Each Property consists of one (1) or more tracts of land, each of which is proposed to be developed into finished homesites.

E. Builder shall convey or cause to be conveyed to the applicable Owner Party the applicable Future Property pursuant to one of the following (as applicable, the “Program Acquisition Agreement”): (i) for Future Properties to be acquired directly from a third party by Owner, a Nomination Agreement in the form of Exhibit “A” attached hereto (the “Nomination Agreement”); and (ii) for Future Properties already owned by Builder, a Purchase and Sale Agreement in the form of Exhibit “B” attached hereto (the “Builder Purchase Agreement”); or (ii). Upon satisfaction of the required conditions precedent set forth in this Agreement and Owner’s acquisition thereof, each Future Property subject to an Addendum shall automatically and without further notice become part of this Agreement for all purposes, and the rights and obligations of the applicable Owner Parties and applicable Builder Parties with respect to the Property shall be governed by the terms of this Agreement.

F. Pursuant to the terms of that certain Master Construction Agreement, dated as of [    ], 2024, between Owner and Builder (the “Construction Agreement”), Builder shall cause a contractor (“Contractor”) to: (i) legally divide, entitle, and develop a Property into legal lots (the “Homesites”); and (ii) undertake improvements and obligations to develop the Property into Homesites (the “Work” and such improvements, the “Improvements”). Each Property may also include related common areas and public streets (collectively, the “Common Areas”). The term “Project” refers to the applicable Property and any subdivision or Improvements with respect thereto.

G. In accordance with the Master Agreement, the Owner Parties and Builder Parties will also enter into multiple Multiparty Cross Agreements (each a “Multiparty Agreement”) pursuant to which certain properties will be grouped into distinct pools (each, a “Pool” and collectively, the “Pools”).

H. Builder desires to enter into this Agreement to, among other things, obtain an option to purchase each Property from Owner on the terms and conditions set forth below. Owner has agreed to grant to Builder an option to purchase each Property on the terms and conditions set forth below.

AGREEMENT

For good and valuable consideration, Owner and Builder agree as follows:

1. Grant of Option. References in this Agreement to “Builder Party” or the “applicable Builder Party” refer to the Local Builder (as defined below) signing the Addendum with respect to the applicable Property. Similarly, references in this Agreement to “Owner Party” or the “applicable Owner Party” refer to the Owner Parties signing the Addendum with respect to the applicable Property.

1.1 Grant. An Owner Party shall acquire each Proposed Project in accordance with the Master Agreement, and the same shall be admitted to the Program pursuant to an Addendum executed by an Owner Party, Builder’s applicable division operating in the area in which the Proposed Project is located (“Local Builder”) and, if Local Builder will not act as the “Contractor”, the Applicable Licensed Affiliate (as defined below), generally in the form of Exhibit “C” attached hereto (each, an “Addendum” and collectively, the “Addenda”). By executing the Addendum, the Local Builder and applicable Owner Party shall be bound by all of the terms and conditions of this Agreement with respect to the Proposed Property referenced therein, shall be deemed parties to this Agreement with respect to such Proposed Property for all purposes, and the Proposed Project shall for all purposes become a “Property” under this Agreement subject only to the Owner Party’s closing of the acquisition thereof (if not already owned by an Owner Party). For the monetary consideration hereafter described, as well as the performance by the applicable Builder Party of its covenants and obligations set forth in this Agreement, the applicable Addendum, the Construction Agreement, and each applicable Program Acquisition Agreement (collectively referred to as “Builder’s Agreements”), the Owner Parties hereby grant to the applicable Builder Party, and the applicable Builder Party accepts from the applicable Owner Party, the exclusive right and option (the “Option”) to acquire the Homesites on each Property in accordance with the terms of this Agreement and the applicable Addendum. Such Option for a Property may be exercised by the Local Builder identified in the applicable Addendum or any other Builder Party. For avoidance of doubt, each Option shall apply separately to each Property; provided, however, that the termination or expiration of the Option with respect to one Property shall not cause a termination of this Agreement or a termination of the Option for one or more of the other Properties. This Agreement shall constitute an option and not an agreement obligating Builder Parties to purchase all or any number of the Homesites and thus, the election of a Builder Party not to exercise the Option in accordance with Sections 1.4 and 1.5 with respect to any or all of the Homesites at the applicable Property shall not constitute a Default by any Builder Party (and Owner Parties shall have no cause of action against any Builder Party solely as a result of Builder Party failing to exercise the Option or electing to terminate the Option) but shall result in an early termination of the Option with respect to the applicable Property per Section 1.3 of this Agreement and shall entitle Owner the right to exercise its other rights under the Builder’s Agreements for an early termination of this Agreement with respect to the applicable Property (including, without limitation, exercising its rights under the Multiparty Agreement with respect to the applicable Pool). The performance by the applicable Owner Party of its covenants and obligations hereunder with respect to a Property is expressly conditioned upon Builder not being in Default (subject to the applicable notice and cure period, if any) with respect to such Property.

1.2 Term. The Option shall become effective with respect to a Property on the date (the “Effective Date”) that is the later of (i) the date hereof and (ii) the date of an Owner Party’s acquisition of such Property (if not already owned by Owner Party) and Builder’s delivery of the “Option Payment” to Owner with respect to such Property as described in Section 1.6(a) below; and (iii) execution of an Addendum for such Property. The term of the Option with respect to a Property shall commence as of the Effective Date and shall expire, unless sooner terminated pursuant hereto, at 5:00 p.m. on the applicable final Takedown date specified in the schedule of Takedowns attached to the applicable Addendum (each such schedule, a “Takedown Schedule”) (as may be extended pursuant to the terms of this Agreement, for each Property, the “Option Term”).

1.3 Early Termination.

(a) Generally. Notwithstanding anything contained herein to the contrary, the Option for a Property and the Option Term for such Property shall terminate with respect to all Homesites on such Property which have not then been acquired by a Builder Party pursuant to this Agreement, upon the earliest to occur of the following: (i) Builder Party’s delivery of written notice to Owner terminating the Option as to such Property, (ii) Builder Party’s failure to timely exercise the Option for such Property for any Homesites in accordance with the Takedown Schedule and the other terms hereof, and such failure continues for a period of ten (10) business days after Builder has received written notice of such failure from Owner, or (iii) after a Builder Party has exercised the Option with respect to some of the Homesites on a Property, such Builder Party’s failure to timely acquire such Homesites and pay the applicable Takedown Price (as defined below) and to otherwise comply with the closing procedures and other terms hereof (subject to any applicable cure periods set forth in this Agreement, including, without limitation, Section 1.4(a) and Section 17.2(a)). Owner shall deliver written notice to Builder of such termination event (the “Option Termination Notice”) within twenty (20) business days of the termination.

(b) Impact of Early Termination in Other Pool Portfolio Projects. It is expressly acknowledged and agreed to by Builder that as set forth in the Multiparty Agreement, in the event the Option for a Property is terminated for any reason other than a default by an Owner Party, then at any time within twenty (20) business days of such termination, Owner shall be entitled to terminate the Option with respect to all Properties in the same Pool (a “Pool Termination”). For avoidance of doubt, a Pool Termination shall not terminate or otherwise affect the Option with respect to any Properties not in the applicable Pool.

1.4 Takedown Schedule; Extensions and Acceleration.

(a) Takedown Schedule. In order for the Option for a Property herein granted to remain effective, the applicable Builder Party must acquire each Takedown Group of Homesites for such Property (the closing for each such acquisition, a “Takedown”, and the group of Homesites to be acquired at each such Takedown, a “Takedown Group”) on or before the applicable date specified in the Takedown Schedule (the “Takedown Date”) (subject to the notice and cure provisions in the next sentence). If the total number of Homesites reflected on the Approved Plat (as defined in the Addendum) and as reflected on the Takedown Schedule differs from the total number of Homesites actually applicable to the Property once the Final Plat (as defined in Section 3.1 below) is recorded, then the Takedown Schedule shall be modified by the Owner Party and Builder Party accordingly with such adjustment being reflected in a revision to the number of Homesites to be acquired by Builder Party in the final Takedown for the Property, unless otherwise agreed to by Owner Party. In the event (i) Builder Party timely exercises the Option for the applicable Takedown Group, (ii) the Closing with respect to such Takedown Group fails to be consummated by Builder Party on the applicable Takedown Date, and (iii) such failure continues for twenty (20) business days after Builder Party has received written notice of such failure from Owner, then the Option herein granted shall terminate and be of no further force or effect.

(b) Limited Right to Extend Takedowns. Builder shall have the right to extend, for any reason, the dates for the acquisition of Homesites for each Property, as reflected in the Takedown Schedule for such Property, for a total of up to four (4) quarterly extensions (each, an “Extension”), beyond the dates set forth in the Takedown Schedule by delivering written notice to Owner of such election at least five (5) business days prior to the Takedown that is the subject of such Extension (each, an “Extension Notice”). Once Builder has exercised such right to extend four (4) times (for one (1) quarter each time) in accordance with this Section 1.4(b), Builder shall have no further extension rights. An Extension shall extend the timing for subsequent Takedowns of all Homesites for the applicable Property as set forth on the Takedown Schedule; provided, however, that as of the date (the “Catch Up Date”) of the final Takedown, Builder shall have acquired the cumulative number of Homesites required to have been acquired pursuant to the Takedown Schedule as of such Catch Up Date. During the period of all Extensions, Builder shall continue to be obligated to comply with this Agreement and the Construction Agreement. For avoidance of doubt, the Extension rights set forth above shall apply separately to each Property.

(c) Acceleration of Selected Homesites. The Takedown Groups specified in the Takedown Schedule for each Property set forth the number of Homesites to be acquired during the time period specified therein. If Builder desires to accelerate the acquisition of Homesites for a Property (each, an “Accelerated Homesite”, and collectively, the “Accelerated Homesites”) earlier than the dates set forth in the applicable Takedown Schedule, then the applicable Builder Party may purchase the Accelerated Homesites earlier than the dates set forth in the Takedown Schedule in a single takedown or a series of takedowns (each, an “Accelerated Takedown”) provided the applicable Builder Party: (i) is not in Default under this Agreement with respect to the applicable Property; (ii) delivers to Owner, no later than five (5) business days in advance, a written request to Owner regarding the early purchase of such Accelerated Homesites and the designation of such Accelerated Homesites to be purchased; and (iii) shall not be entitled to complete an Accelerated Takedown with respect to more than fifty percent (50%) of the total Homesites in a Pool as of the date of the proposed Accelerated Takedown. After any Closing in which a Builder Party acquires Accelerated Homesites, the Takedown which formerly included such Accelerated Homesites shall be modified such that the Accelerated Homesites are excluded from such Takedown Group and the Takedown Price for such Takedown Group is correspondingly adjusted. Any purchase of Homesites in excess of the minimum requirement shall be credited against the requirements of the succeeding Takedowns until any such excess has been fully applied.

(d) Bulk Purchase of All Homesites. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, the parties agree that Builder shall have the right to accelerate its acquisition of all of the Homesites on a Property (or at Builder’s option, on all Properties) not yet acquired by Builder in one (1) bulk transaction or a series of bulk transactions (each, a “Bulk Purchase”), which right may be exercised by Builder at any time (including during any cure period for which Builder has received a notice of Default, and if Builder exercises such right during such cure period, then notwithstanding any other provisions of this Agreement to the contrary, Owner shall forbear from exercising any remedies under this Agreement unless Builder defaults in Builder’s obligation to consummate the Bulk Purchase). Notwithstanding the foregoing, Builder may not exercise its right to complete a Bulk Purchase of a Property as provided in this paragraph if the Homesites subject to the Bulk Purchase constitute more than fifty percent (50%) of the total Homesites in the applicable Pool as of the date of the proposed Bulk Purchase. If Builder wishes to complete a Bulk Purchase of more than 50% of the Homesites in a Pool, Builder must concurrently exercise and complete a Bulk Purchase of all Homesites in such Pool; provided, however that nothing herein shall limit Builder’s right to acquire a Property as provided in Section 3(a) of the applicable Multiparty Agreement. Builder shall further have the right to accelerate its acquisition of all of the Homesites not yet acquired Owner acknowledges and agrees that Builder has the separate right to complete a Change in Control Bulk Purchase as provided in the Master Agreement and nothing in this Agreement shall limit or modify Builder’s right to complete a Change in Control Bulk Purchase.

(e) Pause Event. A “Market Condition” for the unpurchased Homesites on a Property exists if: (a) the Burns Home Value Index for the metropolitan statistical area (“MSA”) in which the Property is located (“MSA Index”) (or other mutually acceptable index if a Burns report is not available) shows a seasonally adjusted home sale pricing decline in the MSA of 10% or more (measured from the Effective Date); or (b) a pandemic or other similar event occurs (including restrictions imposed by emergency orders, rules or regulations) which does or is expected to materially and adversely impact Builder’s ability to construct, market and/or sell residences on the Property. In such event, Builder shall be entitled to designate up to two “Pause Periods”, each a “Pause Period” with respect to such Property of up to six (6) months, during which time all takedown and construction deadlines for such Property shall be extended, no Closings shall occur, and no payments will be made by Owner to Contractor under the Construction Agreement. During a Pause Period, Builder shall, as a condition to the continuation of the Pause Period, pay a Monthly Option Payment for such Property pursuant to Section 1.7 but based upon a fixed Applicable Rate equal to the Pause Rate (as defined in the Master Agreement). Following expiration of the Pause Periods described in the foregoing sentence, two additional Pause Periods of up to six months each may be elected during the term of an Option Agreement subject to Owner’s approval (not to be unreasonably withheld, conditioned, or delayed) and the continued existence of the Market Condition at such time.

1.5 Exercise of Option. Builder (or any Builder Party) shall exercise its Option to purchase a Takedown Group on a Property by providing Owner with at least five (5) business days’ prior written notice (the “Takedown Notice”) of the date Builder desires to consummate the purchase of such Takedown Group (each, a “Closing”). Each Takedown Notice shall (a) be delivered at least five (5) business days prior to the last day of the calendar month preceding to the takedown month of the month in which the Takedown is scheduled to occur, (b) specify the Takedown Group to be acquired, (c) identify any Homesites not included in the Takedown Group which Builder elects to acquire in addition to the Homesites contained within the applicable Takedown Group as part of such Closing, and (d) set forth the date of the Closing (the “Closing Date”). The Takedown Notice may be given by email and/or via a computerized system approved by the parties. In the event that the Builder Parties fail to timely exercise the Option and/or fail to timely deliver a Takedown Notice, following the expiration of any applicable cure periods provided for in this Agreement (including the cure period provided as item (ii) in Section 1.3(a) above), the Option herein granted with respect to the applicable Property shall, at Owner’s written election, terminate and be of no further force or effect, which election must be given by Owner within twenty (20) business days of the date upon which the Takedown was to occur. Each Takedown Group specified in the Takedown Schedule sets forth the number of Homesites to be acquired during the applicable time periods specified therein. Owner shall deliver to Escrow Agent a Deed and such other documents as are required to be delivered at a Closing as described in, and in accordance with, the provisions of Section 13 below. Upon Escrow Agent’s receipt of such documents from Owner and recordation of the Deed (or the parties’ agreement to close prior to recordation of the deed), Escrow Agent shall immediately disburse to Owner the applicable Takedown Price and all other applicable payments due to Owner received from Builder; provided, however, that Builder shall be entitled to receive a credit against a Takedown Price to the extent specified in Section 2.1.

1.6 Option Payment.

(a) Delivery of Option Payment. The Option for each Property is granted in consideration of the applicable Builder Party’s payment of an option deposit for such Property equal to five percent (5%) of the projected total land acquisition and development costs for the Property (the “Option Payment”). The Option Payment for each Property shall be confirmed and set forth in such Property’s Addendum. For avoidance of doubt, Builder acknowledges and agrees that each entire Option Payment for a Property is separate consideration to the applicable Owner Party for the grant of the Option for such Property and is fully and unconditionally earned by, owing to and payable to Owner on the Effective Date.

(b) Unreimbursed Project Costs. Concurrently with Owner’s acquisition of each Property and Builder’s delivery to Owner of the Option Payment specified in Section 1.6(a), Owner shall reimburse Builder, in cash, for verified, unreimbursed project costs relating to the Property which have been paid by Builder, all to the extent expressly approved by Owner.

1.7 Monthly Option Payments. As additional consideration for the grant of the Option for each Property and as a condition to the continuing effectiveness of the Option for such Property and Builder’s right to purchase such Property, the applicable Builder Party shall pay to Owner, on or before the tenth (10th) day after Builder’s receipt of a statement from Owner calculating such amount with respect to the most recently ended calendar month (each, a “Payment Date”), a payment (each, a “Monthly Option Payment”) calculated on a daily basis for such prior month as follows

Invested Capital,

multiplied by: the Applicable Rate (as defined in the Master Agreement)

divided by: 360 days.

Under no circumstances will the amount of Invested Capital ever be less than $0 for the purpose of calculating Monthly Option Payments.

Notwithstanding the above, concurrently with the execution of this Agreement, the applicable Builder Party shall pay Owner the Monthly Option Payment for the month in which the Effective Date occurs, pro-rated on a daily basis for such month based on the actual number of days in such month and the number of days within the month Owner owns the Property. The Monthly Option Payments for each Property payable and paid by Builder Parties pursuant to this Agreement are separate consideration to Owner Parties for the grant of the Option for such Property, are non-refundable upon receipt by the Owner Parties, and shall not be applied to the Takedown Prices of Homesites. Upon termination of the Option for any Property, the Builder Parties shall have no further obligation to pay a Monthly Option Payment for such Property.

For the purposes of this Agreement, the term “Invested Capital” for each Property shall mean (a) the aggregate amounts properly paid by Owner Parties to Builder Parties or other third parties in connection with such Property pursuant to this Agreement, the Construction Agreement and any of the other Builder’s Agreements, including, without limitation, the acquisition cost of the Property and the progress payments made to improve the Property (but excluding any costs which expressly are not reimbursable to Owner pursuant to such agreements), less (b)(i) the aggregate amount of Takedown Prices received by Owner Parties from Builder Parties for such Property, and (ii) any other payments or reimbursements paid by Builder Parties to Owner Parties for such Property (including the Option Payment and any Additional Deposits) other than the Monthly Option Payment.

1.8 Additional Option Consideration. As additional consideration for the grant of the Option for each Property and as a condition to the continuing effectiveness of the Option and Builder’s right to purchase the Homesites on such Property, the applicable Builder Party shall pay all “Expenses” (as defined in Section 6.1 below) otherwise payable or attributable to the applicable Property which are due and payable during the Option Term for such Property (regardless of whether such Expenses relate to periods prior to the date of this Agreement), and perform at Builder’s expense all maintenance, insurance and other obligations contained in this Agreement during the Option Term for such Property. The Expenses shall include reasonable third party costs (including reasonable third party attorney’s fees) properly incurred by Owner in connection with: (a) Owner’s due diligence for the acquisition of a Property and preparation of the related Addendum, in an amount not to exceed Ten Thousand Dollars ($10,000) per Property (the “Property Expense Limit”); and (b) the review of documents or materials which after the Effective Date are submitted by Builder to an Owner Party for review and/or approval; provided, however, that: (i) if a Property does not satisfy the requirements of the Program Criteria and is nonetheless acquired by an Owner Party pursuant to this Agreement, the Property Expense Limit shall be increased to Twenty Five Thousand Dollars ($25,000); and (ii) Expenses shall not in any event include consultant fees, market studies, appraisals or similar types of expenses that are undertaken or incurred following the Effective Date. Except in the event of a Default by Owner Parties, all additional Option consideration paid by Builder pursuant to this Section 1.8 shall be nonrefundable to Builder and shall not be applied to the Takedown Prices of the Homesites.

1.9 Additional Deposit. As additional consideration for the grant of the Option for each Property, the applicable Builder Party agrees to pay the Additional Deposit for a Property as and when required under this Section. “Additional Deposit” shall mean the following amounts:

(i) If, after considering the upcoming cash flows payable to the Owner Parties from all sources (including anticipated payments under this Agreement), Owner’s manager determines in good faith that the Owner Parties require additional cash flow to maintain their business in the ordinary course, then Owner may upon not less than twenty (20) business days notice to the Builder Parties request a payment not to exceed five percent (5%) of the Takedown Price of all Homesites which are then subject to an Option (a “Prepayment”). Owner may request a Prepayment only in an amount necessary to maintain its business in the ordinary course and the parties agree that based on the foregoing, the Prepayment may be less than (but will not exceed) five percent (5%) of the Takedown Price of all Unpurchased Homesites. For avoidance of doubt, no Prepayment may be requested or required with respect to Unpurchased Homesites.

(ii) Within twenty (20) business days of the termination of the Option for a Property for any reason other than Owner’s Default, the applicable Builder Party shall pay an amount equal to five percent (5%) of the Takedown Price of all Unpurchased Homesites on such Property (“Option Termination Payment”); provided, however that the Option Termination Payment shall be reduced by the amount of any prior Prepayment made with respect to such Unpurchased Homesites.

Any Additional Deposit shall reduce Owner’s Invested Capital for the applicable Properties and concurrently with any Prepayment, Owner and Builder shall enter into a written amendment to the applicable Addenda that modifies the Takedown Prices for the Unpurchased Homesites to take into account Owner’s receipt of such amount. The Prepayment shall be applied to the Takedown Price for the applicable Homesites proportionally on a dollar-for-dollar basis. For avoidance of doubt, the aggregate sum of the Option Termination Payment and Prepayment shall in no event exceed five percent (5%) of the of the Takedown Price of the Unpurchased Homesites for a Property and, accordingly, any Prepayment for a Property shall reduce the Option Termination Payment thereafter payable for such Property.

2. Purchase Price. The provisions of this Section 2 shall apply separately with respect to each Property. References below to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder Party executing the Addendum applicable to the Property.

2.1 Takedown Price.

(a) Subject to compliance with the provisions of this Agreement, Builder may purchase the Homesites by paying Owner the purchase price (the “Takedown Price”) for each such Homesite set forth on the Takedown Schedule The Takedown Price for each Homesite shall be set forth in the Takedown Schedule, which Takedown Price, if the Final Plats have not been recorded as of the Effective Date, shall be subject to adjustment by Owner to account for any difference between the number of Homesites to be created by the Approved Plat as anticipated as of the Effective Date and the number of Homesites actually created by the Final Plats after recordation thereof in the same fashion originally allocated to create the Takedown Price for each Homesite within the Property such that Owner receives an aggregate amount equal to all Takedown Prices for the Property contemplated as of the Effective Date regardless of any deviation in the number of Homesites within the Property. Builder acknowledges that in addition to the Takedown Price for each Homesite hereunder, Builder shall be responsible for all other third-party closing costs and expenses associated with such acquisition, including but not limited to transfer taxes, escrow and title costs and the obligations referred to in Section 6.1.

(b) If, at the last Closing, (i) Builder acquires all of the then remaining Homesites resulting in Builder having purchased all of the Homesites, and (ii) the amount drawn by Contractor under the Construction Agreement is less than the Contract Sum taking into account costs relating to completion of the “Final Stage of Work” (as such term is defined in the Construction Agreement), then Builder shall receive a credit against the Takedown Prices for the Homesites paid at the last Closing in an amount equal to the amount of the then unfunded costs available to be drawn by Contractor under the Construction Agreement (the “Final Reconciliation Amount”), and if the Final Reconciliation Amount exceeds the cumulative Takedown Prices to be paid by Builder at the last Closing, then at such last Closing Builder shall not be required to pay such cumulative Takedown Prices, but instead Owner shall pay to Builder, in cash or other immediately available funds, an amount equal to the Final Reconciliation Amount less such cumulative Takedown Prices; provided, however, that Owner shall be entitled to offset against such payment any amounts then owing by Builder to Owner with respect to the applicable Homesites pursuant to this Agreement, the Construction Agreement or any other Builder’s Agreements.

3. Subdividing. The provisions of this Section 3 shall apply separately with respect to each Property. References below to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder executing the Addendum applicable to the Property.

3.1 Processing of Final Plat. To the extent the Homesites are not separately conveyable legal lots, Builder, with Owner’s cooperation (but without cost or liability to Owner), shall use commercially reasonable efforts to cause the Homesites to be subdivided in substantial conformance with the Approved Plat. Builder shall, with Owner’s cooperation (but without cost or liability to Owner), use commercially reasonable efforts to prepare and obtain approval of all subdivision improvement agreements and obtain all other necessary final approvals for the finalization and recordation of the final plat, as such has been approved by the applicable governing agencies (each, a “Final Plat” and collectively the “Final Plats”). All costs and expenses of obtaining and recording the Final Plat shall be paid by Builder, subject to reimbursement as provided in the Construction Agreement.

3.2 Risk of Delay. The Final Plat must be recorded in the Official Records on or prior to the date of the final Takedown (the “Outside Recording Date”). The recordation of the Final Plat shall not be a condition precedent to Builder’s obligations hereunder. Any delay experienced in recording the Final Plat shall not affect the Takedown Schedule, and if the Final Plat pertaining to a particular Homesite (an “Unmapped Takedown Homesite”) has not been recorded prior to the scheduled Takedown (as it may be extended pursuant to the terms of this Agreement) pertaining to such Unmapped Takedown Homesite, then notwithstanding anything to the contrary contained in this Agreement, as a condition to Builder’s right to maintain the Option, Builder shall be required to pay to Owner, on or prior to the scheduled Takedown of the Unmapped Takedown Homesite as reflected on the Takedown Schedule, the total consideration to be paid to purchase the Unmapped Takedown Homesite as reflected in the Takedown Schedule. Builder acknowledges that it must make the payments set forth on the Takedown Schedule for the Option to remain in effect regardless of whether the Final Plat has been recorded for the Homesites scheduled to be purchased as set forth in the Takedown Schedule; however, if, at the time of any scheduled Takedown, the Final Plat has not been recorded as to any of the applicable Homesites then required to be purchased by Builder, then Owner shall not be obligated concurrently to convey such Unmapped Takedown Homesite(s) to Builder. Instead, prior to the scheduled Takedown date Owner shall deliver to Escrow Agent a Deed and such other documents as are required to be delivered by Owner pursuant to this Agreement and if Builder shall pay to Owner the total consideration for the scheduled Takedown. Upon Escrow Agent’s receipt of such documents from Owner and the recordation of the applicable Final Map, Escrow Agent shall cause the Deed to be recorded conveying to Builder the requisite Homesites consistent with the previous payments made to Owner. Notwithstanding anything herein to the contrary, in the event the applicable Final Plat has not been recorded prior to the applicable Outside Recording Date, Builder may exercise the Bulk Purchase consistent with the processes and the terms and provisions set forth in Section 1.4(d), pursuant to which Owner shall sell the Homesites included in the Bulk Purchase to Builder. If (i) Builder delivers to Owner the purchase price for the Unmapped Takedown Homesite(s), (ii) the Option terminates prior to the recordation of the applicable Final Plat, and (iii) when the Option terminates, Builder has not then acquired all of the Homesites and/or consummated the Bulk Purchase, then the purchase price paid for the Unmapped Takedown Homesites shall be retained by Owner, and the Deeds and other documents delivered by Owner pertaining to such Homesites shall be retained in Escrow until the applicable Final Plat has been recorded for the applicable Homesites. The parties shall thereafter cooperate to record the Final Plat and upon such recordation of the Final Plat, the applicable Deeds shall be recorded and the applicable Homesites shall be conveyed to Builder as they would have been in a Closing. Notwithstanding anything in this Agreement or in the Construction Agreement to the contrary, so long as Builder has delivered the purchase price for the Unmapped Takedown Homesites pursuant to section (i) above, then notwithstanding any termination of the Option or the Construction Agreement, Owner, Builder and Contractor shall continue to have all rights under this Agreement and the Construction Agreement as may be necessary or desirable in order to proceed with the recordation of the applicable Final Plat, until either (A) the applicable Final Plat has been recorded, or (B) the Unmapped Takedown Homesites are otherwise legally conveyable by Owner to Builder in compliance with the subdivision laws and regulations of the applicable governmental authorities, whichever occurs first.

4. Owner’s Obligations. The Owner Party’s obligations under this Agreement with respect to a Property are contingent upon an Owner Party having acquired such Property. Owner agrees to cause an Owner Party to acquire each Property pursuant to the terms and conditions of the applicable Program Acquisition Agreement.

5. Use. The provisions of this Section 5 shall apply separately with respect to each Property. References below to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder executing the Addendum applicable to the Property. Subject to the restrictions contained in this Agreement, including, without limitation, Builder’s compliance with the insurance requirements set forth in Section 8 below, Builder shall have a license to use each Homesite before its purchase thereof for purposes of inspection, making surveys and tests, staking, obtaining topographical information, installing horizontal site development improvements (“Subdivision Improvements”) in accordance with the Construction Agreement, and to show to prospective purchasers of homes from Builder and for the following uses and no other purposes:

5.1 Signage. Builder may install signage relating to the marketing of the Homesites. In addition, Builder may place a reasonable number of directional signs on the Homesites. Builder shall comply with all applicable County and City requirements in connection with the placement of such signage.

5.2 Parking. Builder may utilize Homesites for parking purposes (including parking of motor vehicles that may be driven by Builder’s customers and other business visitors and for providing a walkway to Builder’s model home complex) associated with the model home complex. The parties acknowledge that Builder may construct multiple model home complexes on the Property on and subject to the terms of this Agreement and shall be entitled to use Homesites for parking purposes in each such model complex.

5.3 Trailers and Storage. Builder may utilize Homesites for the installation and operation of construction trailers and/or temporary sales trailers and/or storage of materials and equipment as is customary for homebuilding.

5.4 Designation of Homesites. Builder shall have the right to designate which Homesites are to be used for the purposes described in Sections 5.1, 5.2 and 5.3.

5.5 Termination of License. To the extent Builder has not previously acquired the Homesites utilized in accordance with the foregoing provisions, then ninety (90) days after the expiration of the Option or earlier termination of this Agreement, the foregoing license granted to Builder to use the Unpurchased Homesites shall immediately terminate and Builder shall vacate all of such Unpurchased Homesites and remove all personal property therefrom. Builder shall restore any such Unpurchased Homesites to the same condition as then is required under this Agreement to be maintained for all other Homesites upon which no construction of a dwelling unit has been commenced.

5.6 Construction of Improvements. Builder shall not grade or construct any improvements on the Homesites on any Property then-owned by Owner without first having obtained all necessary licenses, permits and approvals for such work from any and all other applicable federal, state or local governmental or quasi-governmental authorities, entities or agencies, property owners associations and utility providers having jurisdiction or approval rights over such Property (collectively, the “Approving Authorities”). Contractor (or, if applicable, the third party selected by Contractor) shall fully comply with all state and federal contractor’s licensing laws and requirements (the “Licensing Requirements”) applicable to Contractor’s construction of the Improvements and other work or services provided or performed under or in connection with this Agreement, including the Improvements (if any). Any and all such work (or related services) that requires a contractor’s license (if any) shall be deemed “Licensed Work.” “Applicable Licensed Affiliate” shall mean an affiliate of Builder (or, if applicable, the third party selected by Contractor) holding a contractor’s license or licenses in the State in which the applicable Property is located (e.g., for a Property in California, the Applicable Licensed Affiliate would be a Builder affiliate holding a California contractor’s license). All Licensed Work shall be performed (or caused to be performed) by the Applicable Licensed Affiliate and all other Builder Parties shall have no obligation with respect thereto. Builder shall cause an Applicable Licensed Affiliate to sign and deliver the Addendum for each Property as a condition to the performance of any Licensed Work. For avoidance of doubt, the Applicable Licensed Affiliate: (i) shall agree to perform or cause to be performed any Licensed Work that the Applicable Licensed Affiliate is required or permitted to perform under the Construction Agreement; and (ii) shall be a party to this Agreement solely for purposes of being the party performing (or causing the performance) of the Licensed Work (if any) required under this Agreement. For avoidance of doubt, an Applicable Licensed Affiliate shall not have any other rights under this Agreement including any Option rights. All references in this Agreement or the Construction Agreement requiring the performance of Licensed Work shall be interpreted as requiring such Licensed Work to be performed by (or caused to be performed by) the Applicable Licensed Affiliate (and not any other Builder Party). The parties agree to execute such additional assurances, documents or confirmations, each in form and substance reasonably acceptable to such party, as are required for Owner, Builder, and/or the Applicable Licensed Affiliate to comply with the Licensing Requirements.

5.7 Compliance with Laws. At all times prior to the expiration or sooner termination of the Option (or other termination of this Agreement) with respect to a Property (for each Property, the “Option Termination Date”) Builder shall fully and timely comply with all documents, instruments, covenants and restrictions of record affecting the Property. Builder shall, at its expense, comply with all existing and future laws, codes, ordinances, orders, rules, regulations and requirements of all Approving Authorities pertaining to each Property and Builder’s activities relating thereto, including any and all environmental laws.

5.8 Lien Free Completion. Prior to the Option Termination Date, Builder shall maintain the applicable Property in good condition and repair and shall keep the unpurchased portion of the Property free and clear of all liens and encumbrances arising prior to the Option Termination Date other than those created by Owner, and Builder shall indemnify, defend and hold harmless Owner for, from and against any such liens or encumbrances (other than those created by Owner). Builder shall have an opportunity to cure any liens and encumbrances within 90 days from Owner’s written notice to Builder.

5.9 Home Construction. Builder desires to commence vertical construction of its model and production homes on Homesites prior to Builder having acquired title to such Homesites. Owner is willing to permit such vertical construction activities, but only on and subject to the terms set forth in Exhibit “D” attached hereto. Builder may commence construction at its sole and absolute discretion.

5.10 Force Majeure. If Builder is delayed in completing its construction and development obligations under this Agreement, then the “Force Majeure Items” (as defined in the Construction Agreement) provisions in the Construction Agreement shall also apply to and extend the date of performance of Builder’s obligations herein.

6. Obligations of Builder. References in this Section 6 to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder executing the Addendum applicable to the Property. The provisions of this Section 6 shall apply separately with respect to each Property and with respect to all obligations and matters which accrue and are allocable to such Property, regardless of whether such obligations or matters relate to periods prior to, during or after the Option Termination Date; provided that the Builder Parties shall not be responsible for such obligations or matters which become due and payable, and relate to a period occurring, after the expiration of the Option Termination Date for a Property. In the event any cost or expense pertains to a period which includes the time period occurring after an Option Termination Date, it shall be prorated as of the date of termination or expiration. Nothing herein shall limit any Builder Party’s right to pursue its rights and remedies under this Agreement in the event of Owner’s Default.

6.1 Expenses. Other than as explicitly set forth in this Agreement, the Construction Agreement or an Addendum, Owner shall not be required, prior to the Option Termination Date, to pay any expense or other charge applicable to a Property except as expressly set forth herein, so that all impositions, insurance premiums, bond premiums, utility expenses, construction costs, homeowner’s association obligations, assessments (general, special or other), monetary or otherwise (if any), charges pertaining to repair and maintenance expenses and all other actual costs and expenses (but excluding income taxes and franchise taxes) of whatsoever character or kind, general or special, ordinary or extraordinary, foreseen or unforeseen, and of every kind and nature whatsoever related to the Property and due and payable with respect to the period during or prior to the Option Termination Date, including the period prior to the Effective Date (collectively, “Expenses”), shall be paid or discharged by Builder; provided, however, Owner shall have no right to incur costs (except if Builder is in Default under the Builder’s Agreements as reasonably necessary to protect Owner’s interest in the Property) for which Builder shall be responsible without Builder’s prior written consent. The Expenses are additional Option consideration and are nonrefundable to Builder and not applicable to the Takedown Prices of the Homesites. Without limiting the foregoing, Builder shall as a material part of the consideration to Owner in exchange for Owner’s grant of the Option to Builder: (i) pay prior to delinquency all real estate taxes, special taxes, assessments (general, special or other) and other charges, including any homeowner association dues and charges, fees or costs pertaining to roadway, water, wastewater, impact or other fees payable to the County, the City or any other Approving Authority, or otherwise payable by Owner and attributable to the Property, which are due and payable with respect to the period prior to the Option Termination Date for such Property (even if such taxes (including agricultural rollback taxes), assessments (general, special or other), fees or charges relate to periods prior to the Effective Date), (ii) maintain, at Builder’s expense, the Property in good order, condition and repair at all times prior to the expiration or termination of the Option Term, (iii) pay prior to delinquency all charges for water, electricity, telephone service, trash removal and all other services or utilities used on or about the Property which accrue with respect to the period prior to the Option Termination Date (even if such payments relate to periods prior to the Effective Date) other than those expenses created by Owner, (iv) provide at Builder’s expense all insurance for the Property required pursuant to this Agreement during the Option Term, and (v) pay all other monetary obligations with respect to the Property which are Builder’s responsibility as set forth in this Agreement. At the request of Owner, a copy of each check sent by Builder to the County or City Treasurer (or other applicable taxing authority) for taxes attributable to portions of the Property owned by Owner shall be sent to Owner promptly upon the submission of same to the applicable Treasurer (or other applicable taxing authority). If Builder either fails to exercise its rights to acquire all of the Property, or is in Default under this Agreement, then upon the expiration or termination of the Option Term, Builder shall immediately pay to Owner all unpaid taxes and assessments (general, special or other) which relate to the period prior to the Option Termination Date with respect to the portion of the Property not acquired by Builder. The amounts payable by Builder shall be determined based upon the latest available information (apportioned on a per diem basis using a 365-day year), and when the actual bills are received, each party shall make such payment to the other party as is necessary so that Builder pays the actual amount of taxes and assessments (general, special or other) attributable to periods prior to the expiration or termination of the Option Term (including, the period prior to the Effective Date). On and after the Option Termination Date for a Property, Builder shall have no further obligation to pay Expenses that are incurred or accrue after the Option Termination Date with respect to the applicable portions of the Property not purchased by Builder (the “Retained Property”); provided, however, that nothing herein shall limit a Contractor’s obligation to complete or pay for the “Work” (as defined in the Construction Agreement) pursuant to the Construction Agreement. Builder shall have no obligation to pay Expenses with respect to the Retained Property for the period after the Option Termination Date.

6.2 Other Taxes. Builder acknowledges that it is acquiring each Homesite for resale. Builder hereby assumes the liability for and agrees to pay: (a) all applicable County, City and State reassessments, state and local transfer and recordation taxes, sales taxes, transaction privilege taxes and other or similar taxes or charges owing in connection with Builder’s acquisition of the Homesites or other portions of the Property and in connection with Builder’s development and subsequent resale of such Homesites; and (b) all charges in connection with fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by Approving Authorities which are due and payable with respect to the period prior to the expiration or termination of the Option Term. Builder shall have no obligation to pay any such amounts with respect to the Retained Property for the period after the Option Termination Date.

6.3 Repair. If, prior to the Option Termination Date with respect to a Property, any of the Homesites not yet acquired by Builder, the Common Areas and/or the Subdivision Improvements are damaged or destroyed, Builder shall promptly repair and restore the applicable Homesites, the Common Areas and/or the Subdivision Improvements to their respective condition immediately prior to such damage and destruction. Upon the Option Termination Date, Builder shall deliver the Common Areas and the Subdivision Improvements, and the Homesites not purchased by Builder to Owner in good condition and repair, all in accordance with and subject to the terms and conditions in the Construction Agreement. Builder’s repair obligations set forth herein shall survive the termination of this Agreement as provided in Section 23.11 but are nonetheless subject to extension for “Force Majeure Items”.

6.4 Sales Reporting. Beginning with the month following the month during which Builder commences marketing of the Homesites to members of the home buying public and until the Option Termination Date, Builder shall deliver to Owner on or before the fifth (5th) business day of every month (for the immediately prior month) a marketing report in a form reasonably determined by Buyer, setting forth the sales, cancellations, and other information reasonably requested by Owner pertaining to Builder’s marketing of the Homesites that is customarily captured by Builder. In addition, if there is a master developer involved with the Property, to the extent permitted by Builder’s agreements with such master developer, Builder shall deliver to Owner any sales reports obtained by Builder from any master developer or other party overseeing the marketing of the community where the Homesites are located.

6.5 Additional Obligations. Builder acknowledges and agrees that it is the intent of the parties that, notwithstanding the fact that Owner has acquired the Property, during the Option Term and prior to the Option Termination Date, all the obligations of Builder set forth in the Underlying Purchase Agreement and all other obligations of the owner or purchaser of the Property under any other documents executed at any time during the Option Term by a prior owner, Seller, Builder, Contractor or Owner in connection with the Underlying Purchase Agreement or the sale of the Property to Builder or Owner or otherwise binding on the owner of the Property shall be performed by, and shall be the sole obligations of, Builder; provided, however, that Owner shall perform those obligations that are required to be performed by the legal holder of title to the Property (e.g., execution of documents that must be signed by the owner). To that end, and without limitation on the foregoing, subject to the reimbursement rights set forth in the “Budget” (as defined in the Construction Agreement) and the Construction Agreement, during the Option Term and prior to the Option Termination Date, Builder shall be solely responsible for the obligations of “Purchaser” or “Buyer” set forth in the Underlying Purchase Agreement, including without limitation, posting all security, including, without limitation, deposits and bonds, required in connection with such Subdivision Improvements.

6.6 Declaration.

(a) Owner and Builder acknowledge and agree that each Property is or may be (if at all, no later than the first Takedown) subject to a declaration of covenants, conditions and restrictions (a “Declaration”) for the homeowners association governing the Property (an “Association”). If recorded after Owner’s acquisition of the Property, the Declaration shall be executed by Builder as Declarant and joined in and consented to by Owner as the owner of the Homesites, and if applicable executed by the Association as owner of the Common Areas, in form and substance acceptable to Owner and Builder, each in its reasonable discretion. Owner shall cooperate with Builder in taking the necessary steps to form the Association for the eventual transfer of control of the Common Areas in compliance with the phasing schedules for the Property and the budget for the Association. Owner shall review and approve or disapprove any documents submitted (or resubmitted) by Builder related to the formation of the Association and/or the transfer of control of the Common Areas within ten (10) business days of Owner’s receipt, and if Owner is approving such documents it shall also promptly execute same (to the extent required by the applicable governmental authorities). Owner shall not unreasonably withhold, condition or delay its approval and/or execution of any documents so submitted, and it shall respond with specificity as to its reasons for disapproval if Owner fails to take Builder’s desired action with respect thereto.

(b) As part of the material consideration to Owner in exchange for Owner’s grant of the Option to Builder, prior to the Option Termination Date Builder shall, at its expense, perform all of the obligations of the Declarant set forth in the Declaration (as may be amended or modified), including without limitation, making the payment of all fees, assessments, dues, charges and other sums allocable to the Property, if any, prior to the due date thereof and Builder shall otherwise comply with all provisions of the Declaration (as may be amended or modified) applicable to Builder, Owner or the Property. The obligations of Builder which accrue pursuant to the preceding sentence (or relate solely to the period) after the Option Termination Date shall terminate immediately following said Option Termination Date, except with respect to any Homesites which have been previously acquired by Builder hereunder. Other than as set forth in this Section 6.6, during the term of this Agreement with respect to any Homesite(s), neither party shall have the right to (i) record any covenants, conditions or restrictions against the Property, (ii) amend, terminate or de-annex the Homesites from, or agree to amend, terminate or de-annex the Homesites from, the Declaration, or (iii) record any other instrument, agreement, document or memorandum against the Property, without the other’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) If requested by Owner, upon the expiration or earlier termination of the Option prior to Builder’s acquisition of all Homesites on a Property (such Homesites which have not been acquired by Builder as of such termination being referred to herein as the “Unpurchased Homesites”), Builder, at its expense, shall assign its rights (if any) as Declarant with respect to the Unpurchased Homesite by recordable instrument and otherwise in accordance with the requirements of the Declaration. If applicable, on and after any such assignment, Owner shall cooperate with Builder and execute any documents reasonably requested by Builder to facilitate Builder’s continued development and sale of the Homesites acquired by Builder, including as needed to ensure Builder may annex the purchased Homesites and Common Areas into the Declaration. Additionally, even if Builder, or an affiliate or subsidiary of Parent or Builder, is not the named declarant or developer (or similar term) under the Declaration, nor otherwise has the ability to assign such rights or grant such consents, Builder shall nonetheless cooperate with and assist Owner in seeking such assignments, consents and waivers from the appropriate parties under the Declaration.

6.7 Financing Districts. The provisions of this Section shall survive termination of the Agreement and the Option Termination Date. In connection with the funding and formation of any Financing District (as defined below), Owner Parties shall cooperate and execute such documents as are required to be signed by Owner in its capacity as the fee title owner of the Property or portions thereof). “Financing District” shall refer to a special improvement district, assessment district, maintenance district, landscape and lighting district, community facilities district, community development district, amenity club plan, metropolitan district, or other similar improvement, maintenance or financing district or other financing mechanism creating an additional tax or assessment burden on land affecting all or any of the Property. Subject to the terms and conditions below, Builder shall be entitled to receive and retain all reimbursements, credits and other third party payments related to the Property including payments and reimbursements from Financing Districts. If Builder controls any impact fee, school or other credits pertaining to the Unpurchased Homesites, or reimbursement rights or other rights pertaining to the Unpurchased Homesites under any third party agreements, or any impact fee, school or other credits or reimbursement rights from any Financing District on account of improvements installed pursuant to the Construction Agreement, or payments made by Builder with respect to the Unpurchased Homesites, Builder shall promptly following the written request of Owner after termination of the Option assign such rights to the extent related to the Unpurchased Homesites to Owner and cooperate to execute appropriate assignment documents and obtain all required third-party consents to such assignments (if any). If any Owner Party receives any reimbursements, credits, or proceeds from any Financing District, such Owner Party shall within ten (10) business days of such receipt deliver and assign to the applicable Builder Party such reimbursements, credits, or proceeds.

(a) If any reimbursements, impact fee credits or other credits available to the Unpurchased Homesites are a result of payments made by any Builder Party or improvements made by any Builder Party without full contribution by an Owner Party, then upon such assignment Owner shall pay to the applicable Builder Party an amount equal to the allocable contribution made by the Builder Parties (with no interest or mark-up) to obtain the credits. Any amounts paid by the Owner Parties to generate such credits shall offset any amounts due to the Builder Parties (e.g., if the Owner Party funded through the Construction Agreement 50% of the payment made to obtain the credits, only half of the per Homesite amount shall be paid to the Builder Party).

7. Property Documents. The provisions of this Section 7 shall apply separately with respect to each Property. References below to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder executing the Addendum applicable to the Property.

7.1 Common Areas. Upon Builder’s request, Owner shall convey all or a portion of the Common Areas to Builder, the Association, a Financing District or any other Approving Authority; provided, however, that Owner shall be entitled to reserve such easements as may be reasonably necessary for the development of the Unpurchased Homesites.

7.2 Power of Attorney. Upon Builder’s request at any time after the Effective Date, Owner shall grant Builder a power of attorney pursuant to the agreement attached as Exhibit “E” hereto (the “Power of Attorney”). Pursuant to the Power of Attorney, Builder may execute on behalf of Owner any and all applications, agreements, and other documents that are reasonably related to the proposed development of the Property including without limitation any documents that must be signed by the owner of the Property (e.g., Final Plats, the Declaration, easements, and Financing District documents). In the event that a third party (including any Approving Authority and/or any title company) will not accept, recognize or approve Builder’s authority under the Power of Attorney, then Owner shall, within three (3) business days of Builder’s written request (which request may be via e-mail), reasonably cooperate in executing the applicable document(s) or instrument(s). Pursuant to the Power or Attorney, Builder shall, without limitation, be entitled to execute on behalf of Owner deeds conveying Common Areas as provided in Section 7.1 above. Notwithstanding anything to the contrary herein, in no event shall Builder be entitled to execute on behalf of Owner any deeds conveying a fee interest in any Homesites without Owner’s express prior consent which may be given via email.

8. Insurance. During the Option Term and for any period that Builder is performing Work on the Property, Builder shall procure and maintain the insurance coverage described in Exhibit “F” attached hereto prior to any entry on the Property and throughout the Option Term and periods thereafter as required in Exhibit “F”.

9. Indemnity.

9.1 Property Indemnity. The provision set forth in Section 5 of the Master Agreement [Indemnity Procedures] shall apply to any claims for indemnity under this Agreement and are incorporated herein by reference. To the fullest extent permitted by law and without limiting Builder’s indemnity obligations elsewhere in this Agreement, Builder does and shall indemnify, defend (through counsel reasonably acceptable to Owner) and hold harmless, and hereby releases and discharges, Owner and Owner’s members, managers, the partners of its members and managers and their respective owners, officers, directors, employees, and affiliates (collectively, the “Owner-Related Persons”), except to the extent caused by the negligence or willful misconduct of Owner and/or the Owner-Related Persons for, from and against all claims, actions, demands, liabilities, losses, damages, costs and expenses (collectively, “Claims”), arising out of or in connection with: (a) Builder’s use or occupancy of the Property, or any portion thereof; (b) any Claim relating to Builder’s construction or use of the Subdivision Improvements, including, without limitation, any Claim based upon any defect or alleged defect in the plans or the development of the Homesites by Builder (regardless of whether such work was performed on behalf of Builder or Contractor or otherwise); (c) any work, occurrence, conduct, act or omission maintained, performed, permitted or suffered by Builder or any representative, subcontractor or supplier of Builder, or any employee, agent, invitee or licensee of any of the foregoing, on or about or pertaining to the Property or any portion thereof; (d) any Claim pertaining or relating to the condition of the Property, specifically including, without limitation, any Claims arising as a result of the condition of the surface and sub-surface of the Property or any portion thereof existing, created or arising prior to or during the Option Term (including the period prior to the Effective Date), and/or the failure of the Property or any portion thereof to be properly graded and compacted as necessary to prevent subsidence and any other settlement, cavity formation or movement of the soils (i.e. subsurface soil conditions commonly associated with sinkhole activity); (e) any condition of or on the Property, or any portion thereof, or of or on any street, curb or sidewalk thereon or adjacent thereto or any improvement constructed or to be constructed thereon existing, created or arising prior to or during the Option Termination Date; (f) Builder’s failure to perform Builder’s material obligations, or Builder’s breach of Builder’s material obligations, representations or warranties, under the Builder’s Agreements (however, the parties acknowledge that, while Builder’s failure to acquire any or all of the Homesites may result in a termination of this Agreement in accordance with the terms of this Agreement, such failure of itself would not constitute a breach of Builder’s obligations, representations or warranties under this Agreement or the Construction Agreement); (g) any act, omission, negligence or misconduct of Builder or its representatives, subcontractors, suppliers, employees, agents, invitees or licensees (whether active or passive) relating to the Property; (h) any accident, injury or damage whatsoever caused to any person, firm or corporation in or about the Property or any sidewalk, street or land adjacent thereto arising prior to the Option Termination Date; (i) any Claim brought by any party under any purchase agreements (or through such parties) by which Builder sold Homesites (the “Builder’s Home Sale Agreements”) or the escrows relating to the Builder’s Home Sale Agreements; (j) failure to timely pay any development fees, school fees, financing district assessments or special assessments, fees and expenses that are required to be paid by Builder (or Contractor) pursuant to the terms of the Builder’s Agreements prior to the Option Termination Date; (k) the physical condition of the Property or any portion thereof existing, created or arising prior to or during the Option Termination Date (including the period prior to the Effective Date), including with respect to any underground storage tanks currently located on the Property, and the impact of any federal, state or local law, common law, statute, ordinance, regulation, administrative rule, policy or order, now in effect or at any time hereafter enacted which pertains or is applicable to or governs hazardous materials or substances, or the use, permitting and/or environmental condition of the Property (including the subsurface thereof) and any property adjacent thereto, or which pertains to health, industrial hygiene or the regulation or protection of the environment; (l) any Claim made against Owner or the Property relating to impact fees and/or real property taxes due and payable with respect to for any time periods during and before the Option Term (including the period prior to the Effective Date); (m) any Claim relating to the Underlying Purchase Agreement and/or any documents executed in connection with the closing(s) thereunder or the terms set forth therein, all of which shall remain the responsibility of Builder subject to the terms of Section 6.5; (n) any third party Claim relating to Builder’s processing, finalizing and recording the Final Plat; (o) any activities performed by Builder on property not owned by Owner in connection with the construction of the Subdivision Improvements or other development of the Property; and/or (p) any Claim or obligations relating to homes constructed by Builder on Homesites owned by Owner, as more particularly described in Exhibit “D” attached hereto.

Notwithstanding the foregoing or anything to the contrary in this Agreement (including Section 16.4 below), in the event of any termination of the Option and/or this Agreement prior to Builder having acquired all of the Property (an “Option Termination”), Builder’s indemnification obligations hereunder shall terminate as of the date of such Option Termination for Retained Property, except that Builder shall not be released from the following indemnification obligations: any Claim that arises in connection with (i) any Work performed by or on behalf of Builder, Contractor or any of their affiliates on the Property before or after the Option Termination Date, (ii) any Hazardous Substance released or discharged by or on behalf of Builder, Contractor or any of their affiliates during the course of the Work or otherwise, (iii) any Hazardous Substance or physical site conditions on, in, or under the Property or Subdivision Improvements in existence prior to the Option Termination Date including those conditions existing prior to Owner’s acquisition of the Property; (iv) any Hazardous Substance or physical site conditions on, in, or under the Property first arising following the Option Termination Date which are caused by or on behalf of Builder, Contractor or their affiliates in connection with its ownership and/or development of the portion of the Property acquired by Builder or its affiliates; and/or (v) any PCBs or pesticides identified on the Retained Property at any time. In addition, following the Option Termination Date, Builder does not release (and shall not be required to indemnify, defend and hold harmless) Owner and the Owner-Related Persons for or from any Claims to the extent arising from (a) any third party claim arising directly from Owner’s failure to comply with or perform its material obligations under this Agreement or the Construction Agreement; (b) Claims arising from failure to complete the Work or perform other obligations pursuant to the Construction Agreement after a termination of the Construction Agreement for reasons other than Contractor’s default thereunder; (c) any improvements installed, work performed, occurrence, conduct, act or omission maintained, performed, permitted or suffered by Owner, any third-party (including a replacement builder or replacement contractor) (“Third Party”), or any representative, contractor, subcontractor or supplier of Owner, the Owner-Related Persons, or such Third Party (for avoidance of doubt, Contractor, Builder and Builder Parties are not Third Parties), (d) any accident, injury or damage whatsoever caused to any person, firm or corporation on or in connection with the Retained Property after the Option Termination Date unless caused by or through Builder or any Builder Parties; and/or (e) Owner’s failure to comply with or perform its obligations under this Agreement with respect to the Retained Property after the Option Termination Date.

9.2 Representations and Warranties Indemnity. Builder hereby agrees and acknowledges that Owner is relying on the truth and accuracy of the representations and warranties made by Builder hereunder and in the other Builder’s Agreements in connection with Owner’s acquisition of the Property and that Owner would not have otherwise acquired the Property without such representations and warranties being made by Builder. Accordingly, to the fullest extent permitted by law and without limiting Builder’s indemnity obligations elsewhere in this Agreement, including, without limitation, pursuant to Section 9.1 above and Section 16.4 below, Builder does and shall indemnify, defend (through counsel reasonably acceptable to Owner) and hold harmless, and hereby releases and discharges, Owner and the other Owner-Related Persons for, from and against all Claims arising out of or in connection with the breach of any representation or warranty made by Builder hereunder or under the other Builder’s Agreements.

9.3 Release. Builder’s obligations under this Section 9 shall not be limited in any manner by any limitation on the amount or type of damages, compensation or benefits payable under any insurance policy required to be maintained by Builder hereunder. The covenants contained in this Section 9 shall survive any termination or expiration of this Agreement as provided in Section 23.11 and shall be continuing obligations of Builder for so long as same may be enforced within any applicable statute of limitations time periods. Builder hereby waives any rights or benefits under the law of the State in which the Property is located limiting the scope or nature of the release granted by Builder to Owner pursuant to this Section 9.

10. Escrow. The provisions of this Section 10 shall apply separately with respect to each Property. References to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder executing the Addendum applicable to the Property. Each Closing shall be consummated through an escrow (“Escrow”) established with Lennar Title Inc., CalAtlantic Title, Inc., or such other escrow company as is designated by Builder and approved by Owner in its reasonable discretion. The escrow agent for each Property shall be the party whose name and address are shown in the applicable Addendum (“Escrow Agent”), or with such other escrow agent mutually acceptable to Owner and Builder as may be reasonably designated by Builder. At or prior to each Closing, Builder shall pay (i) the applicable Takedown Prices to Owner through Escrow, subject to any adjustments under Section 2 above, and (ii) all other third party closing costs associated with the Closing, exclusive of any amounts incurred in connection with any financing obtained by Owner and/or monetary encumbrances caused by Owner, and each of the parties shall execute and deliver such documents and perform such acts as are provided for herein, or as are necessary, to consummate the sale and conveyance of the applicable Homesites. If at the time of any Closing, real property taxes and assessments or any other charges or fees payable by Builder as referenced in Section 6 above are then due and payable prior to delinquency with respect to any of the Homesites not being acquired, Builder must, in addition to paying the Takedown Prices for Homesites to be acquired, pay all such taxes and other amounts which are then due and payable excluding non-delinquent property taxes; otherwise, Owner shall have no obligation to convey such Homesites to Builder.

11. Assignment to Owner. The provisions of this Section 11 shall apply separately with respect to each Property. References to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder executing the Addendum applicable to the Property. Effective as the date when the Option has expired or has otherwise been terminated pursuant to this Agreement without Builder having acquired all of the Homesites, Builder does hereby assign to the extent legally assignable and on a non-exclusive basis, without charge or liability to Owner, (a) all plans relating to the horizontal improvements, (b) all of Builder’s rights in all third party guarantees and warranties relating to the Subdivision Improvements or any off-site improvements, and (c) all governmental applications, approvals, agreements, permits and service contracts, all entitlements, and all design and engineering documentation or consulting agreements relating to the Retained Property (collectively, the “Development Work Product”), provided that Builder shall retain the nonexclusive right to use the Development Work Product. The foregoing assignment specifically excludes any contracts, guarantees and warranties and/or rights with subcontractors or other parties (but does not exclude consultants who prepared work product) covered by Builder’s wrap insurance program. Additionally, if reasonably determined by Owner as needed to maintain consistency of home product to be constructed within the Property, promptly following the Option Termination Date, upon request from Owner, Builder shall cooperate with Owner to enable Owner and its successors or assigns, including, without limitation, any replacement builder to whom Owner sells any Retained Property, to obtain the right to use with respect to the Retained Property only the architectural plans and specifications for any homes offered for sale by Builder on the Homesites. Such efforts shall include Builder using commercially reasonable efforts to obtain the consent of the architect who prepared the architectural plans for the home product being offered by Builder for sale on the Property to allow the use thereof on the Retained Property for a typical and reasonable market rate re-use fee. Additionally, Builder may require Owner and any replacement builder to execute a design license agreement on commercially reasonable terms pursuant to which Owner and any replacement builder, among other things will: (i) acknowledge and confirm Builder’s ownership and proprietary rights in all architectural plans owned by Builder; (ii) agree to use the architectural plans only with respect to the Retained Property; and (iii) agree and confirm they will not use the name “Lennar” (or derivatives thereof) or other trademarks or marketing names/concept (such as, without limitation, “Next Gen” and “Everything’s Included”). Builder shall also retain rights in all of the rights assigned to Owner on a non-exclusive basis.

12. Cooperation. The provisions of this Section 12 shall apply separately with respect to each Property. References to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder executing the Addendum applicable to the Property. If Builder fails to acquire or to exercise all of its rights to acquire all of the Homesites pursuant to this Agreement, or if this Agreement is terminated prior to Builder having acquired all of the Homesites, Builder shall: (i) to the extent legally assignable, execute all documents necessary to assign the Development Work Product to Owner (the parties agree and acknowledge, however, that such assignment to Owner shall be non-exclusive if Builder has acquired one or more of the Homesites, with Builder also being entitled to use the Development Work Product with respect to such acquired Homesites) and take all actions described in this Agreement to then be taken and as otherwise reasonably requested by Owner or Builder to facilitate Owner’s and Builder’s respective continued development and sale of their remaining Homesites; (ii) deliver to Owner, without charge, legible copies or originals of all third party reports, analyses, test results, plans, specifications, marketing, promotional and advertising materials and other documents (other than pro formas, financial, proprietary, privileged, and other internally generated documents) within the possession of Builder or Contractor that in any manner relate to the Retained Property; and (iii) within ninety (90) days remove all personal property of Builder from such Retained Property.

13. Title: Condition of Title. The provisions of this Section 13 shall apply separately with respect to each Property. References to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder executing the Addendum applicable to the Property.

13.1 Condition of Title. Upon a Closing, title to each Homesite purchased at such Closing shall be conveyed to Builder by deed (each, a “Deed”) duly executed and acknowledged by Owner and delivered and recorded at the applicable Closing, subject to: (i) applicable real property taxes and assessments (general, special or other) and for subsequent assessments for prior years due to changes in the use or ownership, or both; (ii) applicable reservations in patents, water rights, claims or title to water and all easements, rights-of-way, encumbrances, liens, covenants, conditions, restrictions, obligations and liabilities (exclusive, in any event, of any lien for financing obtained by Owner); (iii) any applicable matters shown on the Final Plat(s) and/or the Approved Plat; (iv) any lien or encumbrance relating to general or special assessments levied against the applicable Homesites by any federal, state or local governmental or quasi-governmental entity or agency, including any Financing District, from and after the Effective Date and not arising as a result of any act of Owner; (v) any additional matters arising in connection with the Property due to any action or request of Builder or its employees, contractors, or representatives; (vi) any additional matters existing for any reason other than the act or wrongful omission of Owner that would be disclosed by an inspection or accurate ALTA/NSPS survey of the applicable Homesites; (vii) any applicable exception to title existing at the time the Property was acquired by Owner or created thereafter for any reason other than an act or wrongful omission of Owner; and (viii) any exception required by a governmental or quasi-governmental authority in connection with the continued use, development, maintenance or construction of the Property in the manner contemplated by the applicable Builder’s Agreements (collectively, the “Permitted Exceptions”). By way of clarification, any monetary lien or monetary encumbrance first arising on or after the Effective Date which is caused or created by Owner shall not be a Permitted Exception and shall be discharged by Owner prior to the applicable Closing. The form of Deed shall be modified as necessary to: (1) ensure the Homesites are legally conveyed as contemplated in this Agreement, (2) permit recordation thereof in the County in which the Property; and (ii) permit issuance to Builder of an extended coverage title policy with respect to such conveyance.

13.2 Excluded Homesites. Notwithstanding the foregoing to the contrary, any Homesite subject to a title defect other than the Permitted Exceptions shall be deemed an “Excluded Homesite” and Owner shall have ninety (90) days from receipt of written notice from Builder describing such title defect within which to cure the same and provide Builder with notice of such cure. Once the title defect has been cured within the above-described ninety (90) day period, however, the Homesite shall no longer be deemed an Excluded Homesite and Builder must purchase the Homesite as close as possible to the order shown on the Takedown Schedule. If the title defect creating an Excluded Homesite is not cured within ninety (90) days from the date Owner receives notice from Builder of the title defect pertaining to the Excluded Homesite, Owner shall notify Builder of Owner’s inability to cure the defect, and Builder, within five (5) business days following receipt of such notice from Owner, shall elect either to (i) waive the title defect and acknowledge that the Homesite is no longer an Excluded Homesite, or (ii) renounce its right to acquire the Excluded Homesite. If Builder fails either to waive the title defect or renounce its right to acquire the Excluded Homesite within such five (5) business day period, Builder shall be deemed to have elected to renounce its right to acquire the Excluded Homesite. If Builder renounces, or is deemed to have renounced, its right to acquire an Excluded Homesite pursuant to the terms of this Section 13.2, such Excluded Homesite shall not be considered in determining whether Builder has acquired all the Homesites (and to extent the defect is not cured, the Excluded Homesite and the cost allocable to the Excluded Homesite shall be deleted from the calculations of the Monthly Option Payment and the Invested Capital on a go forward basis). Notwithstanding the foregoing or any other provision in this Agreement, Owner shall, on or before a Closing with respect to the Homesite(s) to be conveyed at such Closing and at Owner’s cost, terminate, remove or cause Escrow Agent to insure over (x) any lien of Owner that does not constitute a Permitted Exception, and/or (y) any other title matter created by Owner’s voluntary acts if such title matter is not a Permitted Exception and has either (A) not been approved by Builder, or (B) not been contemplated by any of the Builder’s Agreements.

13.3 Deed. At Closing, the Deed shall be in the form of a grant deed or warranty deed customary for the State in which the Property is located and shall be reasonably acceptable to Owner and Builder. At Closing, Owner shall execute and deliver to Builder a Non-Foreign Affidavit, and if required by local law, shall deliver into Escrow a Transferor’s state tax withholding certificate in form contemplated by the laws of the State in which the Property is located, a bill of sale and general assignment in the form provided by Builder, separate assignments of applicable entitlements and recorded agreements if applicable (such as a development agreement), and such other documents or written notices as may be required pursuant to the laws of the State in which the Property is located. In connection with each such Closing, Owner will convey to Builder, either in the Deed or via separate instrument, access and utility easements over the portion of the Property retained by Owner as are reasonably necessary for the construction, use and sale of Builder’s portion of the Property. Upon Builder’s request, Owner shall convey a Homesite directly to Builder’s homebuyer or other nominee and execute all escrow and closing documents reasonably related to (or required in connection with) such third party conveyance. Builder shall be entitled to obtain title insurance policies for each of the Homesites, provided that the acquisition of such insurance shall be at Builder’s sole expense. All Closing costs, including title premiums, escrow fees and charges, transfer taxes due upon the recording of the Deed and recording costs shall be paid by Builder, except as otherwise specifically provided in other sections of this Agreement. Additionally, if following Builder’s acquisition of all of the Homesites in accordance with the terms of this Agreement, Owner still holds legal title to any portion of the Property, including, without limitation, any Common Areas (the “Remainder Parcels”), Owner shall convey by quitclaim such Remainder Parcels to, at Builder’s option, either Builder, the applicable Financing District, and/or the applicable homeowner’s association. The Parties obligations under this Section shall survive any termination of this Agreement.

14. Property Condition. Builder acknowledges that Owner makes no representations or warranties as to (i) the physical condition of the Property or in connection with any matter relating to its condition, value, fitness, use or zoning of the Property; (ii) any operative or proposed governmental laws or regulations (including, but not limited to, zoning, environmental requirements, and land use laws and regulations) to which the Property may be subject; or (iii) the condition of any improvements or personal property on the Property or with respect to the presence or absence of any hazardous materials or substances in, at, about or under the Property. Builder agrees that it shall rely solely on its investigation of the Property, and acknowledges that, prior to its entering into this Agreement, it will have had ample opportunity to fully inspect, examine, study and analyze to its satisfaction all aspects of the Property including, but not limited to, (aa) the suitability or condition of the Property for any purpose or its fitness for any particular use, (bb) the profitability and/or feasibility of owning, operating and/or improving the Property, (cc) the physical condition of the Property, including, without limitation, the current or former presence or absence of environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or condition which may affect the Property or its current or future uses, habitability, value or desirability, (dd) the rentals, income, costs or expenses thereof, (ee) the net or gross acreage, usable or unusable, contained therein, (ff) the zoning of the Property, (gg) the rentable and usable square footage of the improvements, (hh) the condition of title, (ii) the compliance by the Property with applicable laws, codes, rules and regulations, including, without limitation, zoning laws, building codes and environmental and similar laws, governing or relating to environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or condition which may affect the Property, (jj) water or utility availability or use restrictions, (kk) geologic/seismic conditions, soil and terrain stability, compaction, the presence of subsurface cavities and anomalies or drainage, (ll) sewer, septic and well systems and components, (mm) other neighborhood or Property conditions, including, without limitation, proximity and adequacy of law enforcement and fire protection, crime statistics, noise or odor from any sources, landfills, proposed future developments, and (nn) any other past, present or future matter relating to the Property which may affect the Property or its current or future use, habitability, value or desirability. On the basis of such opportunity and to induce Owner to enter into this Agreement with Builder, Builder represents and warrants to Owner that (AA) Builder is relying solely on Builder’s own investigation of the Property and review of such information and documentation in determining whether or not to purchase the Homesites from Owner, (BB) any and all information made available to Builder or provided or to be provided by or on behalf of Owner with respect to the Property was obtained from a variety of sources and Owner has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information, and (CC) Owner does not make any representations or warranties of any kind whatsoever, either express or implied, with respect to the Property or any related matters including, but not limited to, the matters referenced in this Section 14, and that the Homesites are being sold by Owner to Builder in an “AS IS” condition. In this regard, Builder also acknowledges that, due to its previous real estate experience as a residential developer, it is knowledgeable about the effect and impact of an “AS IS” clause such as set forth in this Section 14.

15. Commissions. Each party represents and warrants to the other that, except as may be specifically set forth in the Underlying Purchase Agreement (collectively, the “PSA Brokers”), it has not employed any broker or finder in connection with the transactions contemplated by this Agreement. Each party shall indemnify, defend and hold harmless the other from all liability and expense arising from any claim by any broker, agent or finder for commissions, finder’s fees or similar charges, because of any act of such indemnifying party. Builder shall indemnify, defend and hold harmless Owner from all liability and expense arising from any claim by the PSA Brokers. Owner acknowledges that Builder and/or certain of Builder’s employees, officers and affiliates and constituent partners or members may be licensed real estate brokers or licensed real estate salespersons in the State.

16. Regulatory Matters. The provisions of this Section 16 shall apply separately with respect to each Property. References to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder executing the Addendum applicable to the Property.

16.1 Interstate Land Sales Full Disclosure Act. Owner and Builder believe and intend that the sales provided for herein are exempt from the Interstate Land Sales Full Disclosure Act and any other similar state subdivision laws by reason of being within one or more of the exemptions set forth therein or in the regulations promulgated pursuant thereto. In the support of such exemption, Builder represents and warrants to Owner as follows, which representation and warranty shall be true and correct at all times during the term of this Agreement and shall survive the term of this Agreement: Builder is regularly engaged in the business of constructing residential, commercial or industrial buildings and/or reselling or leasing lots to persons engaged in such business, is acquiring the Homesites in the ordinary course of that business and otherwise meets the exemption prerequisites set forth in 15 U.S.C. Section 1702(a)(7) and further defined in 23 C.F.R. Section 1710.5(g) and 23 C.F.R. Section 1710, Appendix A. Builder shall indemnify, defend and hold harmless Owner and all Owner-Related Persons for, from and against any and all Claims incurred as a result of any misrepresentation by Builder in this Section 16.1.

16.2 State Subdivided Lands Act. Builder shall have the responsibility, at Builder’s cost and expense, to do all things necessary to comply in all respects with all applicable subdivision laws and regulations to permit the sale of Homesites to Builder as contemplated under this Agreement, including, without limitation, the preparation, filing and dissemination of any disclosures, reports, applications or other documents. Owner shall cooperate with Builder as may be necessary or appropriate, at no cost or liability to Owner, in accomplishing the foregoing. During the Option Term, pursuant to the Power of Attorney, Builder may execute those documents and agreements and take those actions on behalf of Owner that must be performed by the legal holder of title to the Property in connection with the foregoing. Anything herein to the contrary notwithstanding, Owner shall have no obligation hereunder to convey Homesites to Builder in violation of any applicable laws or regulations.

16.3 Moratorium. Builder acknowledges that the imposition of a moratorium by any governmental agency or other restriction upon the development of the Property for residential purposes shall be at Builder’s sole risk, and accordingly, Builder agrees that the imposition of a moratorium shall not extend the date of any Takedowns under this Agreement.

16.4 Environmental Laws. Subject in all respects to the limitations on Builder’s liability following an Option Termination set forth in Section 9.1, prior to the Option Termination Date, Builder shall have the responsibility at Builder’s cost and expense, to comply with all Federal, State and local environmental laws, regulations and requirements pertaining to the ownership, development and operation of the Property and to comply with all applicable pollution prevention, control, monitoring, reporting, inspection and permitting conditions and requirements related thereto; provided, however that Builder’s obligations under this sentence shall survive the Option Termination with respect to any Homesites acquired by Builder. Owner has acquired the Property based upon Builder’s representation that Builder has fully investigated the Property for any Hazardous Substances. Builder warrants to Owner that to Builder’s actual knowledge after undertaking the level of diligence contemplated in Section 19.4 and except as disclosed in the environmental reports and other written disclosures made available to Owner by Builder, there are no Hazardous Substances currently existing on, in or under the Property, or that are a threat to be released onto or under the Property from sources either on the Property or off the Property. Builder hereby agrees to indemnify, defend and hold Owner and the Owner-Related Persons harmless from and against any and all Claims suffered or incurred by Owner or any of the Owner-Related Persons as a result of any Hazardous Substance (i) existing on, in or under the Property as of the date of this Agreement and/or the Option Termination Date; (ii) subsequently released or discharged onto, in or under the Property or improvements thereon from sources existing on or off the Property; or (iii) released or discharged onto, in or under the Property or improvements thereon by Builder, Contractor or their respective contractors, subcontractors or sub-tier subcontractors during the course of development of the Property. The liability of Builder as set forth in the preceding sentence includes, without limitation, the cost of, or liability for, investigation, clean-up or remediation (to the extent required by applicable laws and regulations related to residential development) of environmental damage; with respect to Retained Property only, any damages resulting in diminution in value or adverse effect on the marketability of the Retained Property or any portion thereof; any fees, penalties, interest, assessments, judgments or other liabilities arising from any laws relating to Hazardous Substances; any liabilities for property damage, personal injury, injury to natural resources, and consequential damages; and any amounts expended by Owner or any of the Owner-Related Persons to settle or compromise any claim or allegation of liability arising out of Hazardous Substances existing on, in or under the Property as of the date of this Agreement and/or the Option Termination Date. Notwithstanding the foregoing, the indemnity contained in this Section 16.4 shall not relate to any matter caused by the negligence or willful misconduct or acts of Owner or any of the Owner-Related Persons. As used herein, “Hazardous Substances” means (x) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to or regulated by, any laws, regulations, rules or orders, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and any other applicable federal, state or local environmental or environmental protection law or regulation defining or listing materials as hazardous, toxic, infectious, carcinogenic or otherwise injurious to human health or the environment, except for small quantities of such materials present on the Property in retail containers or other materials used in the ordinary course of development and construction activities in compliance with all environmental requirements and environmental laws; (y) asbestos; (z) PCBs; (aa) radioactive materials; and (bb) any petroleum or petrochemical substances. Each of the obligations of this Section 16.4 shall survive any acquisition of the Property by Builder and any expiration or termination of the Option, as provided in Section 23.11.

17. Default and Remedies. The provisions of this Section 17 shall apply separately with respect to each Property. References to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder executing the Addendum applicable to the Property. Any Property that is subject to a Default (as defined below) is referred to herein as a “Defaulted Property.” For avoidance of doubt, any Default with respect to one Property shall not be deemed a Default with respect to any other Property. In the event of a Default, the non-Defaulting party may pursue remedies only with respect to the Defaulted Property.

17.1 Default. The occurrence of any of the following events with respect to a Property shall constitute a default (“Default”) under this Agreement:

(a) The failure by either party to pay any sum of money (excluding the payment of any applicable Takedown Price) when due as provided in this Agreement and such failure continues for a period of ten (10) business days after the delivery of written notice thereof by the other party; provided, however, that for avoidance of doubt, failure to deliver the Monthly Option Payment with respect to a Property shall not be a Default or breach of this Agreement and, in such event, Owner shall be entitled to terminate the Option with respect to such Property only as provided in this Agreement;

(b) The failure by Owner or Builder to perform any material covenant or agreement as provided in this Agreement or the Program Acquisition Agreement and such failure continues for a period of thirty (30) days following written notice thereof by the other party (provided that if the failure of performance cannot be cured within such thirty (30) day period but cure is commenced within that period and thereafter is diligently prosecuted to completion, then no Default shall be deemed to have occurred);

(c) Builder’s inability, refusal or other failure to keep the Property free of all mechanics’, materialmen’s and other liens (other than those liens caused by Owner which are not Permitted Exceptions), except such liens which Builder in good faith, is contesting and, at its expense, is defending itself and Owner against, provided that Builder (i) has agreed to pay and satisfy any adverse judgment that may be rendered thereon before the enforcement thereof against Owner or the Property, and (ii) has provided within thirty (30) days after Builder becomes aware of the filing of such lien a surety bond which under State law is sufficient to cause the lien to be removed as an encumbrance on the Property or has provided to Owner a Parent guaranty (or other acceptable security satisfactory to Owner) in an amount at least equal to such contested lien, claim or demand indemnifying Owner against liability for the same and holding the Property free from the effect of any lien;

(d) Any attempt by Builder or Owner to make or suffer to be made any encumbrance, assignment or other transfer of this Agreement or any right or interest hereunder without the other party’s prior written consent (which consent may be withheld in Owner’s sole and absolute discretion), whether voluntary or involuntary, or by, or pursuant to, court order or legal process or otherwise; or

(e) The inaccuracy of any material representation or warranty given by Owner, Builder or Contractor under the Builder’s Agreements.

Notwithstanding any provision contained herein, the failure by Builder to exercise the Option shall not constitute a Default and Owner shall have no cause of action (including no right to pursue specific performance) against Builder as a result of Builder failing to exercise the Option or electing to terminate the Option.

17.2 Remedies.

(a) In the event of a Default hereunder by Owner, Builder may elect to (i) terminate this Agreement with respect the Defaulted Property (subject to Owner’s rights and Builder obligations under Sections 9.1 and 9.2 and any other obligations of Builder or Owner that expressly survive the termination of this Agreement), (ii) recover all damages (including consequential, indirect, exemplary or punitive damages) for Owner’s Default or other breach of this Agreement; provided, however, that in the event of a Default hereunder by Owner resulting in a Takedown failing to occur or any other failure by Owner to convey the Property as and when required under this Agreement, Builder may specifically enforce Owner’s obligations hereunder, it being understood and agreed that the Homesites are unique and that the right of specific performance is a just and equitable remedy on account of Owner’s Default and/or (iii) purchase the Defaulted Property (a “Default Purchase”) for an amount equal to the Invested Capital for such Defaulted Property reduced by any amounts owed to the Builder or Contractor by Owner including, without limitation, amounts payable to Builder or Contractor under the Construction Agreement. Without limiting the generality of the foregoing, in addition to any other remedies available at law or in equity, Builder shall: (i) be entitled record a lis pendens against the Property in connection with the pursuit of any remedy; and; (ii) have an express right of offset, whereby Builder may offset against amounts payable under this Agreement for amounts owed to Builder or Contractor by Owner including, without limitation, amounts payable to Builder or Contractor under the Construction Agreement. If a Builder Party is completing a Default Purchase, then notwithstanding anything to the contrary in this Agreement, any Multiparty Cross Agreement, or any other agreement, the Builder Parties shall not be required to “Bulk Purchase” any other Properties within the same Pool, it being acknowledged and agreed that in such event the Builder Parties’ ability to consummate a Default Purchase is not contingent upon the Builder Parties consummating the Bulk Purchase of any other Property.

(b) In the event of a Default hereunder by Builder, Owner shall be entitled to pursue any right or remedy available at law or equity with respect to the Defaulted Property, including, without limitation, the right to (i) terminate the Option for the Defaulted Property, and/or terminate the Construction Agreement with respect to the Defaulted Property; (ii) retain any Option consideration paid by Builder hereunder with respect to the Defaulted Property; and/or (iii) recover damages for Default or other breach of this Agreement. Notwithstanding the foregoing, in no event shall Owner have the right to: (A) recover consequential, indirect, exemplary or punitive damages under this Agreement; and/or (B) to seek or pursue an action for specific performance of Builder’s acquisition of Homesites.

17.3 Termination of Option. Upon the expiration or earlier termination of the Option or this Agreement with respect to a Property for any reason other than Owner’s Default, Owner shall retain the Option Payment that was delivered for such Property in accordance with Section 1.6(a); provided, however, that if the termination is due to a default on the part of Owner, Builder shall have the rights and remedies described in Section 17.2(a) including, without limitation, the right to recover damages including, without limitation, the Option Payment, monthly Option Payments, and all Expenses.

17.4 Default Interest. If any monies become payable by one party to the other pursuant to this Agreement and are not paid when due, then all sums unpaid shall bear interest at the rate equal to the lesser of (a) the Applicable Rate plus five percent (5%), or (b) the maximum amount permitted by law (the “Default Rate”) per annum from the date due until such sums (and all interest accrued thereon) have been paid. The parties acknowledge that late payment by one party to the other will cause the receiving party to incur costs not contemplated by the terms of this Agreement, the exact amount of such costs being difficult and impracticable to assess. The parties agree that the interest rate imposed on such late payment pursuant to this Section 17.5 represents a reasonable rate of interest considering all of the circumstances existing as of the date of this Agreement and represents a fair and reasonable estimate of the costs that the receiving party will incur by reason of such late payment. Notwithstanding the foregoing, if such rate of interest as provided above exceeds the maximum permissible rate of interest allowed under applicable law, then the maximum rate of interest to be charged hereunder as default interest shall be the highest lawful contractual rate allowed by law.

17.5 Waiver. Excuse or waiver of the performance by the other party of any obligation under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Owner or Builder of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

18. Representations and Warranties of Owner. Owner Parties hereby make the following representations and warranties to Builder Parties as of the Agreement Date, and shall be deemed to remake same as of each Effective Date and the date of each Closing:

18.1 Authority. Each Owner Party has the full right, power and authority under its formation documents to sell and/or convey the Homesites to the Builder Parties as provided in this Agreement and Owner Parties will have throughout the term of this Agreement the full right, power and authority under their respective formation documents to carry out their respective obligations hereunder. No additional approvals, authorizations or consents are required under Owner Parties’ formation documents for Owner Parties to enter into this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Owner Parties and is enforceable in accordance with its terms against Owner Parties, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting or limiting the rights of contracting parties generally.

18.2 Individual Authority. The person(s) executing this Agreement and all documents related thereto on behalf of Owner Parties has and will have authority to do so; provided, however, that in no event shall such person(s) have personal liability hereunder.

18.3 No Liens. There are no judgments or other encumbrances against Owner Parties that will attach to and become a lien against any of the Properties or Homesites. During the term of this Agreement and except for Owner’s senior financing described in Section 23.17, Owner Parties will not grant any liens against the Properties or the Homesites, except to the extent that such liens are Permitted Exceptions.

18.4 Litigation. There is no litigation, arbitration or reference proceeding pending, or to Owner’s knowledge threatened, against Owner Parties which if decided against Owner Parties would materially and adversely affect Owner Parties’ ability to carry out their respective obligations hereunder and under the other Builder’s Agreements.

18.5 Patriot Act Compliance. No Owner Party nor any person, group, entity or nation that any Owner Party is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Owner Parties are not engaging in the Closing(s), directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation.

18.6 Financial Condition. Owner Parties have the financial ability to perform their obligations hereunder and under the Construction Agreement. No insolvency proceeding or petition in bankruptcy or for the appointment of a receiver has been filed by or, to Owner Parties’ knowledge, against any Owner Party (nor is any Owner Party contemplating any such filing), Owner Parties have not made a general assignment for the benefit of its creditors and Owner Parties have not failed generally to pay their debts as they become due.

18.7 No Conflicts. The execution, performance and consummation of the transactions contemplated by this Agreement will not conflict with or, with or without notice or the passage of time (or both), result in a breach of any of the terms or provisions of, or constitute a default under, (A) the organizational documents (i.e., the Operating Agreement, Certificate or Articles of Formation, Bylaws or other comparable organizational documents) of any Owner Party, and (B) any agreement, instrument or judicial decree to which any Owner Party is a party.

19. Representations and Warranties of Builder. Builder Parties hereby make the following representations and warranties to Owner as of the Agreement Date and shall be deemed to remake same as of each Effective Date and the date of each Closing:

19.1 Authority. The applicable Builder Party has the full right, power and authority to purchase the Homesites from Owner as provided in this Agreement and each Builder Party will have throughout the term of this Agreement the full right, power and authority to carry out its respective obligations hereunder. Neither the execution nor delivery of this Agreement nor the performance or consummation of the transactions contemplated by this Agreement will result in any breach of or constitute a default under or conflict with any agreement, covenant or obligation binding upon the Builder Parties. No additional approvals, authorizations or consents are required under Builder Parties’ formation documents for the Builder Parties to enter into this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Builder Parties and is enforceable in accordance with its terms against the Builder Parties, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting or limiting the rights of contracting parties generally.

19.2 Individual Authority. The person(s) executing this Agreement and all documents related thereto on behalf of the Builder Parties has and will have authority to do so, provided, however, that in no event shall such person(s) have personal liability hereunder.

19.3 Litigation. As of the Agreement Date, there is no litigation, arbitration or reference proceeding pending, or to Builder Parties’ knowledge threatened, against Builder Parties which if decided against Builder would materially and adversely affect the Builder Parties’ ability to carry out their respective obligations hereunder and under the other Builder’s Agreements.

19.4 Due Diligence. The applicable Builder Party has conducted, prepared and performed such examinations of the Property and all improvements thereon as such Builder Party deems necessary or appropriate for its intended use. In conducting its examinations, such Builder Party has exercised the care, skill, prudence and diligence under the known circumstances in a manner consistent with its standard practices for the acquisition of property for its own account.

19.5 Patriot Act Compliance. No Builder Party nor any person, group, entity or nation that any Builder Party is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Builder Parties are not engaging in the Closing(s), directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation.

19.6 Financial Condition. Each Builder Party and Contractor has the financial ability to perform its respective obligations hereunder and under the Construction Agreement. No insolvency proceeding or petition in bankruptcy or for the appointment of a receiver has been filed by or, to Builder’s knowledge, against the Builder Parties or Contractor or Parent (nor is Builder, Contractor or Parent contemplating any such filing), no Builder Party nor Contractor nor Parent has made a general assignment for the benefit of its creditors and no Builder Party nor Contractor nor Parent has failed generally to pay its debts as they become due.

19.7 No Conflicts. The execution, performance and consummation of the transactions contemplated by this Agreement will not conflict with or, with or without notice or the passage of time (or both), result in a breach of any of the terms or provisions of, or constitute a default under, (A) the organizational documents (i.e., the Operating Agreement, Certificate or Articles of Formation, Bylaws or other comparable organizational documents) of Builder, and (B) any agreement, instrument or judicial decree to which Builder is a party.

20. Condemnation. The provisions of this Section 20 shall apply separately with respect to each Property. References to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder executing the Addendum applicable to the Property. Within ten (10) days following receipt by Owner of any written notice of an existing or threatened legal proceeding that could result in the taking of all or any of the Homesites not yet acquired by Builder or any portion thereof under the power of eminent domain or the conveyance by Owner under the threat thereof (each, a “Condemnation”), Owner shall give Builder written notice of such existing or threatened Condemnation action together with an indication of the Homesites affected thereby (the “Condemned Homesites”). Regardless of anything contained in the Takedown Schedule to the contrary, after Owner delivers to Builder written notice of a Condemnation together with an indication of the Condemned Homesites affected thereby during the Option Term, Builder must acquire all of such Condemned Homesites (or, if applicable, all Homesites in the Takedown Group(s) in which such Condemned Homesites are included) for the applicable Takedown Price prior to Builder’s acquisition of any other Homesites provided Owner shall assign, convey or transfer any and all rights to any compensation, claims, causes of action and proceeds related to the Condemned Homesites to Builder. Notwithstanding anything to the contrary contained herein, any title matters pertaining to any such Condemnation shall be deemed to be Permitted Exceptions. The foregoing shall not alter the number of Homesites required to be purchased by Builder in any of the Option Periods to prevent a termination of the Option.

21. Models Homes. The provisions of this Section 21 shall apply separately with respect to each Property. References to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder executing the Addendum applicable to the Property. The parties acknowledge that Builder intends to construct model homes to assist in the marketing of Builder’s product to potential homebuyers (individually, each a “Model Home” and collectively, the “Model Homes”). The Model Homes shall be constructed on Homesites within the Property identified in the Takedown Schedule or as otherwise designated by Builder (individually, each a “Model Home Homesite” and collectively, the “Model Home Homesites”) (unless otherwise indicated to the contrary, any reference herein to a Model Home shall include the corresponding Model Home Homesite). Builder shall acquire the Model Home Homesites in accordance with this Agreement, subject to the rights of Builder to commence vertical construction of residences on and subject to the terms of this Agreement.

22. Utility Deposits. The provisions of this Section 22 shall apply separately with respect to each Property. References to Owner or Builder shall refer, respectively, to the Owner Party and Local Builder executing the Addendum applicable to the Property. Builder shall be responsible for all deposits, fees and charges (collectively, “Utility Deposits”) required by any utility company or agency in connection with the construction or installation by Builder of the Subdivision Improvements all in accordance with (and subject to) the terms and conditions in the Construction Agreement. Notwithstanding anything in this Agreement to the contrary, to the extent paid by Builder and not otherwise credited against the purchase of any Homesites, Builder shall be entitled to all utility refunds, returned Utility Deposits, credits and discounts of any nature, and the parties (at no cost or liability to Owner) shall execute such assignment documents as may be required by the applicable governmental or quasi-governmental authorities so that Builder may demonstrate its right to obtain such utility refunds, returned Utility Deposits, credits and discounts; provided, however, that Owner has no obligation or responsibility to build houses or any other improvements on any Homesites not purchased by Builder or to take any other actions.

23. Miscellaneous.

23.1 Notices. No notice, consent, approval or other communication provided for herein or given in connection herewith shall be validly given, made, delivered or served unless it is in writing and delivered personally, sent by reputable overnight courier (such as Fed Ex or UPS), or sent by e-mail transmission (with confirmation of successful transmission and/or acknowledgement of receipt), to:

Owner at:	MILLROSE PROPERTIES, INC. c/o Kennedy Lewis Land and Residential Advisors, LLC 225 Liberty Street, Suite 4210 New York, NY 10281 Attn: Anthony Pasqua Email: anthony.pasqua@klimllc.com

Builder at:	U.S. HOME, LLC c/o Lennar Corporation 5505 Waterford District Drive Miami, FL Florida 33126 Attn: Jonathan Jaffe and Mark Sustana, Email: jon.jaffe@lennar.com and mark.sustana@lennar.com

With a copy to:	Deverich & Gillman LLP 4 Park Plaza, Suite 520 Irvine, CA 92614 Attn.: Adam Gillman Telephone: (949) 483-8603 Email: agillman@dgllp.com or to such other addresses as any party hereto may from time to time designate in writing and deliver in a like manner to the other party and Escrow Agent. Notices, consents, approvals, and communications shall be deemed given and received upon delivery to the respective addresses set forth above, if delivered personally or sent by overnight courier, or upon successful e-mail transmission to the addresses set forth above. The inability to deliver because of a changed address of which no notice was given, or any rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by legal counsel for such party.

23.2 Memorandum of Option and Termination. Upon the Effective Date of each Addendum: (a) the appliable Owner Party and applicable Builder Party shall execute and acknowledge a Memorandum of Option Agreement in the form attached hereto as Exhibit “G” (the “Memo of Option”) for the purpose of recording the same in the Official Records, and (b) the applicable Builder Party shall execute and deliver to Escrow Agent a Notice of Termination of Option in the form attached hereto as Exhibit “H” (the “Notice of Termination”) releasing any and all interests of Builder in the Unpurchased Homesites. The Memo of Option shall be recorded against the Property immediately following execution of this Agreement with respect to the Initial Properties and otherwise concurrently with the Owner Party’s acquisition of Future Properties. The forms of Memo of Option and Notice of Termination shall be modified as necessary to ensure their effectiveness and recordation in the County in which the Property is located. If a Builder Party does not acquire all of the Homesites on a Property in accordance with this Agreement, or if the Option for a Property is terminated due to Builder’s Default under this Agreement, Owner may, after delivering ten (10) business days written notice to Builder, (i) attach to the Notice of Termination the legal description of the Unpurchased Homesites on the applicable Property (but not for any other Property for which the Option remains in effect); and (ii) cause Escrow Agent to record the Notice of Termination of Option. In addition, at the time of the termination of the Option, at Owner’s reasonable request, Builder shall also execute and record any other documents evidencing such termination. Owner hereby indemnifies and agrees to hold Builder harmless for, from and against any and all loss, costs, liability or expense suffered or incurred by Builder should the Notice of Termination be recorded by or at the direction of Owner in violation of the terms and requirements of this Section.

23.3 Interpretation. The captions of the Sections of this Agreement are for convenience only and shall not govern or influence the interpretation hereof. This Agreement is the result of negotiations between the parties and, accordingly, shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof.

23.4 Successors and Assigns. All of the provisions hereof shall inure to the benefit of and be binding upon the successors and permitted assigns of the Owner Parties and Builder Parties. The Builder Parties and Owner Parties shall not have the right to assign, pledge, hypothecate, or encumber their respective interest hereunder without the prior written consent of the other parties, and any such assignment without consent shall be void ab initio. Notwithstanding anything herein to the contrary, Builder Parties may assign their rights and obligations hereunder without Owner’s consent to any of the following: (i) any other Builder Parties including, without limitation, any wholly-owned direct or indirect subsidiary of Parent, or (ii) in connection with a merger, consolidation, reorganization, and/or sale of all or substantially all of any Builder Parties’ assets provided that Builder shall promptly notify Owner of any such assignment. In connection with any assignment, pledge, participation, transfer or delegation, Builder may disclose to the assignee, pledgee, participant, transferee or delegee or proposed assignee, pledgee, participant, transferee or delegee, as the case may be, any information relating to this Agreement and Owner. All covenants, promises and agreements in this Agreement, by or on behalf of Builder, shall inure to the benefit of the legal representatives, successors and assigns of Owner.

23.5 No Partnership. It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership or joint venture or other arrangement or lender-borrower relationship between Owner and Builder. No term or provision of this Agreement is intended to, or shall, be for the benefit of any person, firm, corporation or other entity not a party hereto (including, without limitation, any broker), and no such party shall have any right or cause of action hereunder.

23.6 Entire Agreement. The Master Agreement, this Agreement, the Addenda, the Program Acquisition Agreement, the Construction Agreement, and the Multiparty Agreement, constitute the entire agreement between, and the reasonable expectations of, the parties pertaining to the subject matter hereof and thereof. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are hereby superseded and merged herein. No change or addition is to be made to this Agreement except by a written agreement executed by all of the parties.

23.7 Further Documents. Builder and Owner shall execute and deliver all such documents and perform all such acts as reasonably requested by the other party from time to time, prior to and following each Closing, to carry out the matters contemplated by this Agreement. The provisions of this Section shall survive the termination of this Agreement.

23.8 Incorporation of Exhibits and Schedules. All exhibits and schedules attached to this Agreement are by this reference incorporated herein.

23.9 Date of Performance. If the date of performance of any obligation or the last day of any time period provided for herein should fall on a Saturday, Sunday or legal holiday, then the obligation shall be due and owing, and the time period shall expire, on the first day thereafter which is not a Saturday, Sunday, legal holiday. Unless otherwise stated, all references in this Agreement to days shall refer to calendar days. Business days shall be defined to mean all days except Saturdays, Sundays and legal holidays. In addition, if the date of performance of any obligation hereunder is contingent upon recordation of a document in the County Recorder’s Office and the County Recorder’s Office is closed, then such obligation shall be due, and the time period shall expire, on the first day after the re-opening of the County Recorder’s Office. Except as may otherwise be set forth herein, any performance provided for herein shall be timely made if completed no later than 5:00 p.m. (local time in the State), on the day of performance. The funds required from Builder and all acts required of Builder in order to close the Escrows pursuant hereto shall be deposited with Escrow Agent and be performed no later than 1:00 p.m. (local time in the State), on each Closing Date and shall be available for immediate distribution to Owner at each Closing.

23.10 Builder’s Interest. The parties acknowledge and agree that Builder’s interest in the Homesites shall be strictly limited to the option interests expressly described herein and it is the intent of the parties that, unless and until Builder exercises its rights to purchase the Homesites as described herein, Builder shall have no fee interest in the Homesites, equitable or otherwise, and that fee title to the Homesites shall be held by Owner.

23.11 Survival. Unless expressly provided to the contrary herein, it is agreed that all of the terms, conditions, provisions, obligations and indemnities contained in this Agreement shall survive each and every exercise of the Option, and the Closing of the sale of any Homesite and the recordation of any Deed pursuant thereto, so that all such obligations and indemnities shall continue to be binding upon the parties hereto and their respective successors and assigns. All of the obligations and indemnities contained in this Agreement which by their terms expressly survive the expiration, cancellation or termination of the Option and/or this Agreement, shall so survive the expiration, cancellation or termination of the Option and/or this Agreement, so that all such obligations and indemnities shall continue to be binding upon the parties hereto and their respective successors and assigns. In addition, all obligations of Owner or Builder to be performed by Owner or Builder after the termination of the Option or this Agreement shall survive for all purposes.

23.12 Time of the Essence. Time is of the essence of this Agreement.

23.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located and any action related to such enforcement may be brought in any State or Federal court within the State in which the Property is located (the “Courts of the Applicable State”). Without limiting the generality of the foregoing, Owner and Builder acknowledge and agree that any action relating to Builder’s enforcement of a specific performance action of the conveyance of Homesites or other similar action relating to the creation, perfection or transfer of interests in real, personal or intangible property shall be brought in the Courts of the Applicable State having jurisdiction over the Property.

23.14 No Third Party Beneficiary. Builder’s covenants set forth in this Agreement are solely for the benefit of Owner and shall be enforceable by no other individual or entity.

23.15 Counterparts. This Agreement shall be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The parties may also deliver executed copies of this Agreement to each other by facsimile or by electronic copy (e.g. pdf) including by electronic signature (e.g., www.docusign.com), which facsimile or electronic signatures shall be binding as if they were originals.

23.16 Recharacterization. It is recognized that Owner and Builder are sophisticated real estate entities with substantial experience in the residential home building industry and are advised by experienced legal counsel. It is the intent of Owner and Builder that the transaction described in this Agreement be treated as an option on the part of the Builder to acquire Homesites. It is the intent of the parties that the Construction Agreement be treated as a separate construction contract subject to all of the laws, statutes, rules and regulations applicable to such agreements. Accordingly, except as expressly provided for herein or in the Construction Agreement, the relationship of the parties in connection with this Agreement is independent of the relationship of the parties under the Construction Agreement, and all provisions of this Agreement shall be interpreted independent of the provisions of the Construction Agreement. Nevertheless and without in any way consenting to a recharacterization of this Agreement, if this Agreement or the transaction described herein is ever characterized as a financing transaction such that Builder is deemed to have equitable title to the Homesites held by Owner and Owner is deemed to have only a security interest therein, Builder hereby grants, transfers and assigns to Owner, its successors and assigns, in trust, with power of sale and right of reentry and possession, all of their respective equitable interest in such Homesites subject to Builder’s option to purchase such Homesites in accordance with the provisions of this Agreement (but not any Homesites acquired by Builder pursuant to the terms hereof). The intent of this grant is that in the event of such recharacterization and in the event of a Default by Builder hereunder, Owner will be entitled to foreclose pursuant to a nonjudicial trustee’s sale procedure or the provisions of law for foreclosure of a mortgage. Further, in the event of such recharacterization and notwithstanding anything to the contrary contained herein, all agreements between Builder and Owner are hereby expressly limited so that in no event whatsoever shall the total liability for payments in the nature of interest and other charges exceed the applicable limits imposed by the usury laws of the State in which the Property is located. If any payments in the nature of interest and other charge made hereunder are held to be in excess of the applicable limits imposed by the usury laws of the State in which the Property is located, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and any indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest and other charges shall not exceed the applicable limits imposed by the usury laws of the State in which the Property is located.

23.17 Subordination Agreement. Owner may obtain one or more loans to acquire, own and/or construct improvements on the Properties (each, a “Loan”) and such Loan(s) may be secured by a deed of trust or mortgage against the Properties. Builder agrees to reasonably cooperate with Owner in such endeavor at no out of pocket cost or expense to Builder other than in connection with the negotiation of either of the documents contemplated in this Section 23.17; provided, however that Owner shall be solely responsible for obtaining such financing, and it is expressly acknowledged that obtaining such financing is not a condition precedent to Owner’s obligations under this Agreement. In connection therewith, if the lender providing any such Loan requires the Option for any Property to be subordinate to its Loan, Builder agrees to execute upon Owner’s request an Assignment and Subordination of Option Agreement with related Consent to Assignment, Non-Disturbance and Recognition Agreement (collectively “Subordination, Non-Disturbance and Recognition Agreement”) in favor of Owner’s senior lender in a form reasonably acceptable to Builder. If such lender does not require the Option to be subordinate to its Loan, Builder agrees to execute upon Owner’s request an Assignment of Option Agreement and Construction Contract in favor of Owner’s senior lender in a form reasonably acceptable to Builder (the “Lender’s Assignment”); provided, however, that as a condition to Builder’s execution of such Subordination, Non-Disturbance and Recognition Agreement or the Lender’s Assignment, the documents shall include provisions: (i) that require the lender of the Loan and its successors in interest (“Lender”) following the exercise of any remedies it is afforded under the documents for such Loan to recognize Builder’s rights to acquire the Property in accordance with all of the terms and conditions set forth in this Agreement; (ii) that Lender agrees to honor (and upon acquisition of the Property perform Owner’s obligations under) this Agreement, the Construction Agreement and the other and the Builder’s Agreement and Builder’s rights under this Agreement and Contractor’s rights under the Construction Agreement; (iii) Lender irrevocably agrees to release from the lien(s) securing its Loan the Homesites purchased by Builder upon its exercise of its Option and payment of the applicable Takedown Price (reduced by any amounts to be credited in accordance with this Agreement); (iv) Lender irrevocably agrees to recognize and not disturb Builder’s rights under this Agreement and Contractor’s rights under the Construction Agreement, including, without limitation, Builder’s right to acquire Homesites consistent with the terms and conditions of this Agreement; (v) Lender shall give Builder written notice of any default by Owner under the Loan at the same time such notice is given to Owner and shall grant to Builder the right to purchase the Loan upon payment of all amounts due and owing by Owner under such Loan in connection with any such default; and (vi) if requested by Builder and for no consideration due to Lender, Lender shall (A) execute any Property-related documents that are to be signed by Owner (e.g., Final Plat(s)), (B) release from the liens securing the Loan any Common Areas or streets created or dedicated in connection with the development of the Property, and (C) subordinate the lien(s) securing the Loan to any easement or Declaration granted or created in connection with the development of the Property. If Lender and Builder do not enter into such an agreement, then the Option and the Memo of Option shall be senior to any lien or mortgage entered into or recorded on or after the Effective Date.

23.18 Exculpation and Waiver. Builder agrees that it shall look solely to Owner for the enforcement of any claims against Owner arising hereunder or related hereto, and waives any claim against the member of Owner or such member’s constituent partners or investors in Owner, irrespective of the compliance or noncompliance now or in the future with any requirements, relating to the limitation of liability of limited partners. In addition to the foregoing, other than to the extent Owner’s name is required to be utilized on documents that require inclusion of the name of the record holder of the Property, Builder hereby covenants and agrees that Builder will not use the name or affiliation with Owner in any manner in connection with Builder’s development, entitlement, and/or financing of the Homesites including, without limitation, the posting of any subdivision bonds necessary for the development of the Subdivision Improvements. Owner agrees that it shall look solely to Builder for the enforcement of any claims against Builder arising hereunder or related hereto, and waives any claim against the shareholders, members, partners, officers of Builder, Contractor and/or Parent and investors in such entities, irrespective of the compliance or noncompliance now or in the future with any requirements, relating to the limitation of liability of limited shareholders or other parties; provided, however, that nothing herein shall limit the obligations of Parent under the Joinder attached hereto.

23.19 Impact of Force Majeure Events. The periods within which Builder must exercise the Option herein granted with respect to the scheduled Takedown of any of the Homesites in accordance with the Takedown Schedule are separate and apart from Contractor’s construction and completion obligations set forth in the Construction Agreement. Accordingly, the Takedown Schedule shall not be adjusted regardless of any delays due to strikes, unavailability of materials, governmental delays, inability to obtain required governmental permits, acts of God or any other matters regardless of whether such matters can or cannot be anticipated and/or which are outside of the reasonable control of Builder or Contractor. However, Builder’s deadline for performance of Builder’s other obligations under this Agreement shall be extended for Force Majeure Items.

23.20 Waiver of Breaches. A party’s waiver of a breach of any of the terms, covenants, or conditions of this Agreement by the other party shall not be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained herein. No waiver of any default by a party hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by either party to or of any act by the other requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the consenting party’s consent or approval to or of any subsequent similar acts by the other party.

23.21 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION: (a) ARISING UNDER THIS AGREEMENT OR THE OTHER BUILDER’S AGREEMENTS, INCLUDING ANY PRESENT OR FUTURE MODIFICATION THEREOF; OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE BUILDER’S AGREEMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.”

23.22 Confidentiality. Each Owner Party acknowledges and agrees that the financial information, sales and marketing information, and other similar proprietary information provided to Owner Parties concerning the Properties and/or the operations and approval processes of Builder Parties and Contractor, and their respective affiliates, (including without limitation, purchase and sale agreements, construction agreements and documents, project proformas, financial projections, market studies, cost analysis, sales and marketing information, and other internal and third party reports) (collectively, the “Confidential Documents and Information”) are proprietary and confidential. Each Owner Party agrees to treat all Confidential Documents and Information received from Builder Parties and their affiliates, and their respective officers, directors, employees, affiliates, contractors, consultants, successors and assigns pursuant to this Agreement and/or other Builder’s Agreements in a confidential manner at all times and Owner Parties shall use diligence not to disclose any such Confidential Documents and Information to any third parties, other than Owner Parties’ directors, officers, partners, external managers, affiliates, employees, accountants, attorneys, lenders, prospective lenders, investors, prospective investors and their investment advisors, investment bankers, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively “Representatives”), but only if such disclosure is reasonably required to allow Owner Parties to evaluate the Properties in connection with the Program. Notwithstanding the foregoing, Owner Parties may disclose Confidential Documents and Information to the extent required by any applicable statute, law, regulation or governmental authority, judicial order, legal process or stock exchange listing requirements or in connection with any litigation that may arise in connection with the transactions contemplated by this Agreement, the Program Documents, and/or the Properties. Nothing shall be deemed to be a breach of the foregoing with respect to any information in the public domain at the time of disclosure (other than through a breach of this provision), or which, after such disclosure, enters into the public domain through no fault of Owner, or information lawfully furnished or disclosed to the recipient party by a non-party to this Agreement without any known obligation of confidentiality. The provisions of this Section shall survive the expiration or termination of any Option and/or the termination of this Agreement.

23.23 Partial Invalidity. If any term, covenant or condition of this Agreement or its application to any person or circumstances shall be held to be illegal, invalid or unenforceable, the remainder of this Agreement or the application of such term or provisions to other persons or circumstances shall not be affected, and each term hereof shall be legal, valid and enforceable to the fullest extent permitted by law, unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provision. In the event of such partial invalidity, the parties shall seek in good faith to agree on replacing any such legally invalid provisions with valid provisions which, in effect, will, from an economic viewpoint, most nearly and fairly approach the effect of the invalid provision and the intent of the parties in entering into this Agreement.

IN WITNESS WHEREOF the parties hereto have entered into this Agreement as of the date first set forth above.

OWNER:

MILLROSE PROPERTIES, INC., a Maryland corporation

By:
Name:
Title:

MILLROSE PROPERTIES HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

BUILDER:

U.S. HOME, LLC,
A Delaware limited liability company

By:
Name:
Title:

EXHIBIT “A”

FORM OF NOMINATION AGREEMENT

Exhibit A

EXHIBIT “B”

FORM OF BUILDER PURCHASE AGREEMENT

Exhibit B-1

EXHIBIT “C”

FORM OF ADDENDUM

Exhibit C-1

EXHIBIT “D”

VERTICAL CONSTRUCTION TERMS

1. Grant of License. Owner understands and acknowledges that Builder desires to commence construction of homes on Homesites not yet purchased by Builder pursuant to the terms of this Agreement (the “Inventory Homesites”) and to thereafter market such homes and Homesites to the public while such Homesites are Inventory Homesites. To assist Builder in that regard, Owner is willing to and does hereby grant to Builder (and Builder’s agents, employees, contractors and subcontractors) a non-exclusive right and license (the “License”) to enter upon the Inventory Homesites for the limited purpose of: (a) installing basements, slabs and/or stem walls; and (b) constructing homes thereon (the work described in subsection (b) is “Vertical Construction”); and (c) marketing such homes and Homesites for sale to the public subject to the terms and conditions set forth below.

1.1. Purchase After Termination. Notwithstanding anything to the contrary contained in this Agreement, including this Exhibit “D”, within ninety (90) days following termination of the Option, Builder shall have the right (but not the obligation) to purchase any or all Inventory Homesites which it has previously commenced Vertical Construction. Such purchase shall be subject to all of the same terms and conditions (price, closing costs, title insurance, AS-IS condition, etc.) as would be applicable to such purchase if Builder had acquired the Homesite(s) during the term of the Option, and Builder shall deliver to Owner a notice to identify all of the Homesites to be acquired and the proposed closing date for such acquisition and, at such Closing, Builder shall deliver all documents and instruments required to be provided by Builder as contemplated by Section 13 of this Agreement.

1.2.3. Election of Remedy. If Builder fails to purchase all Homesites within ninety (90) days after termination of the Option, Builder shall upon Owner’s request promptly remove all Vertical Construction and restore the applicable Homesite to the condition existing prior to Builder’s commencement of Vertical Construction.

1.3. Builder Representations. Upon commencing any grading, site preparation or construction on any Inventory Homesites, Builder shall be deemed to represent and warrant to Owner that: (i) all insurance to be maintained in compliance with the insurance requirements of Exhibit “F” of this Agreement is in place; and (ii) Builder has obtained all necessary agreements, licenses, permits and approvals from all applicable Approving Authorities.

1.4. Following Commencement.

1.4.1. Once Vertical Construction has Commenced on the Property, Builder shall, upon Owner’s request provide Owner with all information reasonably requested by Owner relating to the construction on the applicable Homesites. Such information may be delivered by email to Owner’s representative who requested such information.

1.4.2. Prior to marketing any of the Homesites for sale to the public, Builder shall obtain an appropriate public report and post all bonds required in connection therewith and otherwise comply with all applicable subdivision laws and regulations.

Exhibit D-1

1.5. General Terms.

1.5.1. Except as otherwise provided in the Construction Agreement, all costs of any work and activity on the Inventory Homesites shall be borne solely by Builder and in no event shall Builder have any right to recover such costs from Owner.

1.5.2. Builder shall, at its expense, comply with all applicable existing and future laws, codes, ordinances, orders, declarations, rules, regulations and requirements of all Approving Authorities pertaining to the Homesites and Builder’s activities relating thereto, including any and all environmental laws.

1.5.3. Builder agrees that Owner shall have no obligation to perform Builder’s obligations, nor recognize any buyer’s rights, under any retail sales contract entered into by Builder with respect to any Inventory Homesite.

1.5.4. Builder shall keep the Inventory Homesites free and clear of all liens and encumbrances incurred by or resulting from the acts of Builder and its agents, employees, contractors and representatives, or otherwise in connection with the grading and construction of the improvements.

1.5.5. Under no circumstances shall Builder at any time create an unsafe condition upon the Inventory Homesites or any portion of the Property.

1.6. Termination of License. The License shall terminate upon the earliest of: (i) expiration or earlier termination of the Option, (ii) the purchase of all of the Inventory Homesites by Builder pursuant to this Agreement (and the License and Builder’s obligations under this Exhibit “D” shall terminate with respect to a particular Inventory Homesite upon the purchase of such Homesite), or (iii) the failure by Builder to cure any default by Builder under this Exhibit “D” within ninety (90) days after Builder’s receipt of written notice of such failure (it being understood that such cure period shall not be in addition to any cure period set forth in Section 17.1 of this Agreement or any other provisions of this Agreement, nor otherwise extend any cure periods set forth in this Agreement). After termination of the License and, upon receipt of written request from Owner, Builder shall execute, acknowledge and deliver to Owner an instrument in sufficient form for recording which shall give notice that the License created hereunder has terminated. Notwithstanding the termination of the License, Builder shall be provided access to the Inventory Homesites as reasonably needed to comply with its obligations under this Agreement.

1.7. Unexpected Events.

1.7.1. If Builder at any time creates an unsafe condition upon the Inventory Homesites or any portion of the Property, as determined by Owner in its sole discretion, then Owner may (but shall not be obligated to), and in addition to exercising Owner’s other rights and remedies arising from Builder’s Default, put the Inventory Homesites in a safe condition (and notify Builder thereof), whereupon Owner shall have the right to recover from Builder all of Owner’s actual third-party costs and expenses incurred to reasonably rectify the unsafe condition, together with interest thereon at the Default Rate from the date incurred until the date paid. Upon the termination of this Agreement for any reason, Builder shall leave the Inventory Homesites, and any sidewalk, street or land adjacent thereto, in a safe condition and cause the removal of any liens against the Inventory Homesites, and any sidewalk, street or land adjacent thereto, which were recorded against the Inventory Homesites, and any sidewalk, street or land adjacent thereto, as a result of Builder’s activities thereon.

Exhibit D-2

1.7.2. Within twenty (20) business days following the recordation of any mechanics’ lien or similar encumbrance on any Inventory Homesites, Builder shall cause any such lien or encumbrance to be immediately discharged or bonded over in a manner satisfactory to Owner in its sole discretion and in such fashion so as to enable a licensed title insurer in the State in which the Property is located to insure title to the Inventory Homesite(s) without reference to the claimed lien or encumbrance. Builder shall indemnify, defend and hold harmless Owner for, from and against any such liens or encumbrances.

1.8. The provisions of this Exhibit “D” shall survive termination or expiration of the Option and shall be continuing obligations of Owner, Builder and Parent.

Exhibit D-3

EXHIBIT “E”

FORM OF POWER OF ATTORNEY

Exhibit E

EXHIBIT “F”

INSURANCE REQUIREMENTS

Builder shall purchase and maintain, at its sole expense, with an insurer or insurers authorized to do business in the State in which the Property is located, listed in the most recent Best’s rating guide as having not less than an A-:VII rating, and otherwise approved by Owner, which approval will not be unreasonably withheld, at least the following minimum coverages during the term of this Agreement and during the performance of the “Work” (as defined in the Construction Agreement) and any other operations or activities by or on behalf of Builder on the Property, and as provided herein, thereafter.

(a) Builder’s Risk Insurance. Prior to the commencement of any improvements in, at or about the Property, Builder shall purchase, and thereafter maintain, builder’s risk insurance with limits Builder deems sufficient to cover potential damage to the Work constructed by Builder or Contractor and the other covered property, including, but not limited to, any improvements to the Property, and without any co-insurance requirements. Builder shall assume liability for any losses or damages to the Property or the Work not covered by such insurance. Builder shall be responsible at its cost for satisfaction of all deductibles and/or self-insured retentions under such insurance. Owner, at its sole cost and expense (and not as an Expense) may purchase and maintain any other insurance that Owner deems necessary or desirable for Owner’s further protection without limiting or reducing Builder’s obligations hereunder. Builder’s risk coverage shall also include coverage for soft costs, including, but not limited to, those arising from delays. The policy shall include a customary waiver of subrogation endorsement or policy provision, acceptable to Owner, in favor of Owner and the Owner Parties, and each and all of them.

(b) Commercial general liability insurance, written on an occurrence policy form (“modified occurrence” and “claims-made” policy forms are not acceptable), providing coverage for bodily injury, property damage, personal injury and advertising injury, including, but not limited to, premises-operations (including explosion, collapse and underground hazards coverage) and products-completed operations coverage, with limits of not less than $5,000,000 bodily injury and property damage per occurrence limit, $5,000,000 general aggregate limit, $5,000,000 personal injury and advertising limit, and $5,000,000 products-completed operations aggregate limit. All liability policies shall provide, without limitation, severability of interests (separation of insureds) without “cross-suits” or insured vs. insured exclusions, contractual liability coverage (including coverage to the maximum extent possible for the indemnifications contained in this Agreement), broad form property damage coverage (including completed operations) and a duty to defend.

(i) If the Property or any part of it includes or is contemplated to include residential development, the liability policies shall not contain any exclusions or restrictions for residential development or construction, or for development or construction of attached dwellings or multi-family or multi-unit housing, or any exclusion or limitation applicable to Work or operations of the type contemplated by this Agreement. If commercially reasonably available, the “subcontractor warranty” endorsement or similar endorsement, if any, shall contain “endeavor to” wording and shall not provide that coverage is impaired or barred in the event of non-compliance with the warranty or other conditions listed in the endorsement. The policies shall not contain any exclusions for subsidence/earth movement and there shall be no sublimits on such subsidence/earth movement coverage.

Exhibit F-1

(ii) Any umbrella and/or following form excess liability coverage maintained by Builder shall be written on an occurrence policy form (“modified occurrence” and “claims made” policy forms are not acceptable), and provide coverage at least as broad as the primary general liability insurance.

(iii) Builder agrees to maintain continuous coverage for the commercial general liability and umbrella/following form excess liability insurance required in this subparagraph in effect during the term of this Agreement and during the performance of the Work and any other operations or activities by or on behalf of Builder on the Property, and for ten (10) years beyond the close of escrow of each of the residences or the statute of repose in the state in which the Property is located, whichever is less.

(c) Commercial or business automobile liability insurance covering liability arising out of “any auto” or all owned, non-owned and hired automobiles, with limits not less than $2,000,000 per occurrence limits for bodily injury and property damage liability, and with deductibles or self-insured retentions of not more than $25,000 per occurrence or such other amount as Owner accepts in writing in its sole discretion. The commercial automobile liability insurance policy shall provide additional insured status for Owner.

(d) Intentionally Omitted.

(e) Workers’ compensation insurance (statutory limits complying with the laws of the State in which the Property is located) and employer’s liability insurance with limits not less than $1,000,000 bodily injury by accident (each accident), $1,000,000 bodily injury by disease (policy limit), and $1,000,000 bodily injury by disease (each employee). Such policies shall contain a waiver of subrogation in favor of Owner and the Owner Parties.

(f) Builder shall cause each and every architect, engineer, surveyor, consultant and other professional performing services in connection with the Property (individually, a “Professional” and collectively, “Professionals”) to maintain professional liability insurance in accordance with Builder’s standard insurance requirements.

(g) All insurance policies carried by Builder shall have the Builder and the Contractor (if different from the Builder) engaged under the Construction Agreement named as insureds on such policies.

(h) Owner, and such other persons and entities as may from time to time be designated by Owner in writing, and approved by Builder, shall be named as additional insureds under the commercial general liability insurance and umbrella/following form excess insurance required hereunder to be carried by Builder by issuance of ISO Forms CG 20 10 10 01, and CG 20 37 10 01 additional insured endorsements, or equivalents acceptable to Owner. The additional insured endorsements shall contain a primary insurance clause stating: “It is further agreed that such insurance as is afforded by this policy for the benefit of the additional insureds shall be primary insurance, and any insurance maintained by the additional insureds shall be excess and non-contributory with the insurance provided hereunder”. The additional insured status for the referenced parties shall be maintained continuously during the term of this Agreement and during the performance of the Work and any other operations or activities by or on behalf of Builder on the Property, and for at least ten (10) years beyond the close of escrow of each of the residences or the statute of repose in the state in which the Property is located, whichever is less.

Exhibit F-2

The additional insured entities shall include:

MILLROSE PROPERTIES, INC., a Maryland corporation, and MILLROSE PROPERTIES HOLDINGS, LLC, a Delaware limited liability company, and any subsidiary of the foregoing owning fee title to the applicable Property, and all officers, directors, partners, managers, members, shareholders, as their interest may appear of the foregoing companies (collectively referred to as the “Owner Parties” for purposes of this Exhibit “F”).

(i) Concurrently with the execution of this Agreement, Builder shall deliver to Owner the additional insured endorsements and waivers of subrogation referred to in this Exhibit “F”, as well as certificates of insurance evidencing the coverages referred to in this Exhibit “F”. In the case of policies expiring while the “Option” (as defined in this Agreement) is in effect or while Work is in progress or after completion, a renewal certificate with all applicable endorsements must be received at the business office of Owner prior to the expiration of the existing policy or policies. Permitting Builder to start Work, or continue Work, without compliance with any of these requirements shall not constitute a waiver thereof. Builder shall immediately notify Owner in writing upon receipt by Builder, or its insurance broker or agent, of any notice of cancellation, of any policy required to be maintained by Builder or any other party pursuant to this Exhibit “F”.

All certificates and endorsements referred to in this Exhibit “F” shall be delivered to:

MILLROSE PROPERTIES, INC., a Maryland corporation,

and Millrose Properties Holdings, LLC, a Delaware limited liability company

c/o Kennedy Lewis Land and Residential Advisors, LLC

225 Liberty Street, Suite 4210

New York, NY 10281

Attn: Anthony Pasqua

Email: anthony.pasqua@klimllc.com

(j) None of the requirements contained herein as to types, limits and approval of insurance coverage to be maintained by Builder are intended to, and shall not in any manner, limit or qualify the liabilities and obligations assumed by Builder under this Agreement or at law, including, without limitation, Builder’s indemnification obligations and liability in excess of the limits of the coverages required herein. Neither receipt of certificates showing less or different coverage than requested, nor any other forbearance or omission by Owner shall be deemed a waiver of, or estoppel to assert, any right or obligation regarding the insurance requirements herein. Builder and its Professionals, contractors, subcontractors of every tier and suppliers shall be responsible to pay any and all deductible(s) or self-insured retention(s) of Builder’s or such other parties’ respective policies, regardless of the amount or number of the deductible(s) or self-insured retention(s) and regardless of the cause of the loss or damage.

Exhibit F-3

(k) If Builder fails to secure or maintain any policy of insurance required hereby and such failure continues for thirty (30) days after delivery of written notice to Builder, Owner maintains the right but not the obligation to secure such policy of insurance in the name of and for the account of Builder and in such event, Builder shall reimburse Owner upon demand for the actual, third-party cost thereof and Owner shall retain all remedies hereunder for breach of this Agreement. Owner shall have the right to offset the actual, third-party costs of any such insurance, including but not limited to premiums, against any sums payable to Builder under this Agreement. Neither Owner’s right to secure such policy or policies nor the securing thereof by Owner shall constitute an undertaking by Owner on behalf of or for the benefit of Builder or others to determine or warrant that such policies are in effect.

(l) None of the requirements contained herein shall relieve Builder its obligations to exercise due care in the performance of their duties in connection with the Work or to complete the Work in strict compliance with this Agreement.

(m) Builder agrees and acknowledges as follows:

(i) Except to the extent covered by the builder’s risk policy procured by Builder, Builder shall have the risk of loss as to all materials, supplies and/or fixtures. During the term of the Option, Owner and Owner Parties shall not be liable for loss or damage to, or theft of, any materials, supplies or fixtures at any time, whether such materials, supplies and/or fixtures are off the site, in transit, on the site, or otherwise.

(ii) Builder and each of its Professionals, contractors, subcontractors of every tier and suppliers shall be solely responsible for any loss or damage to its or their personal property and that of their employees and workers, including, without limitation, property or materials created or provided pursuant to this Agreement, any subcontract or otherwise, its or their tools, equipment, clothing, fencing, forms, mobile construction equipment, scaffolding, automobiles, trucks, trailers or semi-trailers including any machinery or apparatus attached thereto, temporary structures and uninstalled materials, whether owned, used, leased, hired or rented by Builder or any Professional, contractor, subcontractor of any tier or supplier or employee or worker (collectively, “Personal Property”). Builder and its Professionals, contractors, subcontractors of every tier and suppliers may, at its or their option and own expense, purchase and maintain insurance for such Personal Property and any deductible or self-insured retention in relation thereto shall be its or their sole responsibility. Any such insurance shall be Builder’s and the Professionals’, contractors’, subcontractors’ and suppliers’ and employees’ and workers’ sole source of recovery in the event of loss or damage to its or their Personal Property.

(iii) In the event of theft, damage or destruction of the Work, Builder will resupply or rebuild its Work and will look to its own resources or insurance coverages to pay for such resupply or rebuilding. Builder will promptly perform, resupply or rebuild without additional compensation regardless of the pendency of any claim by Builder against any other party, including Owner, that such party is liable for damages, theft, and/or destruction of Builder’s Work.

Exhibit F-4

(iv) Builder waives all rights of recovery, whether under subrogation or otherwise, against Owner, the Owner Parties and their respective members, managers, partners, parents, subsidiaries, partners, affiliates, officers, directors, shareholders, agents and employees for (a) loss or damage covered by Builder’s property insurance and (b) loss or damage to Builder’s Personal Property. The waivers of subrogation referred to in this subparagraph shall be effective as to any individual or entity even if such individual or entity (x) would otherwise have a duty of indemnification, contractual or otherwise, and (y) did not pay the insurance premium, directly or indirectly.

(n) Any type of insurance or any increase of its limits of liability not described above which Builder requires for its protection, or on account of law, shall be its own responsibility and at its own expense. The amount of coverage required by Owner hereunder may not adequately protect Builder’s ownership or equity in or liability concerning the Property or the Work. Owner has no responsibility to protect Builder’s interests. Builder should frequently review its insurance needs to determine that all required policies are in effect and that the coverage is adequate.

(o) To the fullest extent permitted by law, Builder waives any and all of its right against Owner and the Owner Parties for loss of or damage to Builder, the Property, the Work, Builder’s Personal Property or the property of others from any cause whatsoever to the extent insured against or required to be insured against by Builder pursuant to the provisions of this Agreement.

All insurance required under this Agreement may, at Builder’s option, be maintained through its or its Parent’s master insurance program (as such program may be modified or replaced from time to time, the “Lennar Insurance Program”). Inclusion of the Property in the Lennar Insurance Program shall be deemed to satisfy the requirements of this Exhibit “F” in all respects even if the limits or coverages are different than those described above.

Owner acknowledges that the Lennar Insurance Program will, from time to time, change and that the coverages under such modified program will be deemed to still satisfy the requirements of this Exhibit “F”. In particular, Builder or Parent may elect to self-insure in lieu of providing the coverages and policies required above. Doing so will comply with the insurance required under this Agreement; provided, however that such self-insurance program conforms to the practice of similar large corporations maintaining systems of self-insurance.

Exhibit F-5

EXHIBIT “G”

MEMORANDUM OF OPTION AGREEMENT

Exhibit G

EXHIBIT “H”

NOTICE OF TERMINATION OF OPTION

Exhibit H